Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

CIIG MERGER CORP.,

ARRIVAL S.À R.L.,

ARRIVAL GROUP

and

ARSNL MERGER SUB INC.

Dated as of November 18, 2020

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EXHIBITS
EXHIBIT A	Registration Rights and Lock-Up Agreement

EXHIBIT B	Amended and Restated Holdco Organizational Documents

EXHIBIT C	Directors and Officers of Holdco, Company and the Surviving Companies

EXHIBIT D	Nomination Agreement

EXHIBIT E	SPAC Warrant Amendment
SCHEDULES
SCHEDULE A	Company Knowledge Parties

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This BUSINESS COMBINATION AGREEMENT is made and entered into as of November 18, 2020 (this “Agreement”), by and among CIIG Merger Corp., a Delaware corporation (“SPAC”), Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B200789 (the “Company”), Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (“Holdco”), and ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”). Each of SPAC, the Company, Holdco and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, Holdco is a wholly-owned subsidiary of the Company and Merger Sub is a direct wholly-owned subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and those certain individual Contribution and Exchange Agreements, each dated as of the date hereof, by and among Holdco, the Company and each of the Company Shareholders (collectively, the “Exchange Agreements”) and in accordance with the Luxembourg Law of 10 August 1915 on commercial companies, as amended (the “1915 Law”) and the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreements entered into by each of the holders of Company Preferred Shares (such Exchange Agreements, the “Preferred Shareholder Exchange Agreements” and such Company Shareholders, the “Company Preferred Shareholders”), each Company Preferred Shareholder, effective as of the First Exchange Effective Time (as defined below), will contribute its respective Company Preferred Shares to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) to be subscribed for by such Company Preferred Shareholder (such contributions and exchanges of Company Preferred Shares, collectively, the “First Exchange”), (b) pursuant to the Exchange Agreements entered into by each of the holders of Company Ordinary Shares (the “Company Ordinary Shareholders”), each Company Ordinary Shareholder, effective as of the Business Day immediately preceding Closing Date (the “Second Exchange Effective Time”), will contribute its respective Company Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares to be subscribed for by such Company Ordinary Shareholder (such contributions and exchanges of Company Ordinary Shares, collectively, the “Second Exchange” and, together with the First Exchange, the “Exchanges”), (c) as a result of the Exchanges the Company will become a wholly-owned subsidiary of Holdco and (d) following the consummation of the Exchanges, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of such Merger, all shares of SPAC Common Stock (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be exchanged with Holdco for the right to receive the Merger Consideration in the form of Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in this Agreement;

WHEREAS, in connection with the Exchanges, the Company, Holdco and the Company Shareholders have entered into that certain supplemental deed to the Company Shareholders’ Agreement, dated as of the date hereof (the “Company Shareholders’ Agreement Supplement”) pursuant to which, among other things, the Company Shareholders and the Company (a) acknowledge and consent to the First Exchange and (b) the Company Shareholders are deemed to remain as the Company Preferred Shareholders for purposes of their rights and obligations under the Company Shareholders’ Agreement;

WHEREAS, in connection with the Exchanges and the Merger, the Parties desire for Holdco to register with the SEC to become a publicly traded company;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Exchange Agreements, the Company Shareholders’ Agreement Supplement and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco and has approved this Agreement, the Exchange Agreements, the Company Shareholders’ Agreement Supplement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by Holdco (as the sole stockholder of Merger Sub);

WHEREAS, SPAC, CIIG Management LLC (the “Sponsor”), Holdco, the Company and certain warrant holders of SPAC (the “SPAC Investors”), concurrently with the execution and delivery of this Agreement, are entering into that certain Transaction Support and Waiver Agreement, dated as of the date hereof (the “Transaction Support Agreement”), pursuant to which the Sponsor, SPAC, the Company and the SPAC Investors party to the Transaction Support Agreement have agreed to take certain actions to support the Transactions;

WHEREAS, in connection with the Closing, Holdco and Kinetik S.à r.l. shall enter into a Nomination Agreement (the “Nomination Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, in connection with the Closing, SPAC, Holdco and the Company Shareholders (excluding holders of the Company Restricted Shares) shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, each of SPAC, the Company and Holdco are entering into the Subscription Agreements with the PIPE Investors pursuant to which among other things, such PIPE Investors, have agreed to subscribe for and SPAC has agreed to sell upon the terms and subject to the conditions of the Subscription Agreements dated as of the date hereof, an aggregate number of SPAC Class A Common Stock which shall become Holdco Ordinary Shares in exchange for an aggregate purchase price of four hundred million dollars ($400,000,000) (the “PIPE Investment Amount”), at a price of $10.00 per SPAC Class A Common Stock (the “PIPE Investment”), immediately prior to the Closing Date; and

WHEREAS, for United States federal income tax purposes, the Exchanges and the Merger are intended to qualify as exchanges as described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amendment to the SPAC Certificate of Incorporation” means an amendment to the SPAC Certificate of Incorporation which revises the number of authorized shares of capital stock of SPAC by increasing the number of authorized shares of SPAC Class A Common Stock by an amount sufficient to allow the issuance of all shares of SPAC Class A Common Stock to be issued pursuant to the PIPEs.

“Ancillary Agreements” means the Exchange Agreements, the Transaction Support Agreement, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, the SPAC Warrant Amendment and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act 1977, as amended, and other similar laws, regulations, rules and guidance (having the force of law) of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning terrorist financing or Money Laundering, including, without limitation, the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the Bank Secrecy Act.

“Arrival Restricted Share Plan 2020” means the Arrival S.à r.l. Restricted Share Plan 2020, as such may have been amended, supplemented or modified from time to time

“Arrival Share Option Plan 2020” means the Arrival S.à r.l. Share Option Plan 2020, as such may have been amended, supplemented or modified from time to time.

“Average SPAC Share Price” means the average of the volume weighted averages of the trading prices of SPAC Class A Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Merger Effective Time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, NY or London, United Kingdom.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class B Conversion Ratio” means the ratio at which the shares of SPAC Class B Common Stock are automatically convertible into shares of SPAC Class A Common Stock pursuant to Section 4.3(b) of the SPAC Certificate of Incorporation, taking into account the waiver by the SPAC Investors of the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation relating to the adjustment of the Class B Conversion Ratio pursuant to Section 2(a) of the Transaction Support Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Equity Award” means a Company Option or a Company Restricted Share granted under the applicable Company Equity Plan, as the case may be.

“Company Equity Plan” means each of (a) the Arrival Share Option Plan 2020 and (b) the Arrival Restricted Share Plan 2020.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effects”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by the First Exchange, the Second Exchange, the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) Effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by the Company or the Company Subsidiaries as specifically required or permitted by this Agreement or any Ancillary Agreement, (viii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (ix) any failure by the Company and the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (x) any pending or initiated Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (xi) any action taken or not taken by SPAC; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries or geographic areas in which the Company and the Company Subsidiaries operate.

“Company Option” means all options to purchase Company Ordinary Shares, whether or not exercisable and whether or not vested, granted under the Arrival Share Option Plan 2020 that are outstanding immediately prior to the Closing.

“Company Ordinary Shares” means the Company’s ordinary shares, with a nominal value of EUR 0.25 per share, including the Company Treasury Shares and the Company Restricted Shares.

“Company Organizational Documents” means the restated Articles of Association of the Company, dated as of October 12, 2020, as amended, modified or supplemented from time to time, including as contemplated by Section 2.05(d).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means the Company’s preferred A convertible preference shares, with a nominal value of EUR 0.25 per share.

“Company Restricted Shares” means all shares of restricted Company Ordinary Shares granted under the Arrival Restricted Share Plan 2020 that are outstanding immediately prior to the Closing.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares and Company Preferred Shares.

“Company Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement of the Company, dated as of October 12, 2020, as modified by the Company Shareholders’ Agreement Supplement, and as may be further amended and restated from time to time.

“Company Shares” means the Company Ordinary Shares and the Company Preferred Shares.

“Company Transaction Expenses” means the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including, without limitation, (a) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, (b) Transaction Expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (c) Transaction Expenses incurred in connection with the Exchanges (including the formation of Holdco and the structuring, negotiation and documentation of the Exchanges) and (d) Transaction Expenses incurred in connection with obtaining the D&O Tail Policy.

“Company Treasury Shares” means the Company Ordinary Shares held by the Company.

“Competing Seller” means a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, the Company Shareholders and indirect equityholders or any Company Subsidiary.

“Competing SPAC Transaction” means any merger or business combination between SPAC, on the one hand, and a Competing Seller, on the other hand.

“Competing Transaction” means any (a) sale or transfer (except in the ordinary course of business consistent with past practices) of all or a substantial portion of the assets of the Company or any Company Subsidiary to any person or (b) merger or business combination between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case with or in response to COVID-19 including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Dataroom” means that certain election dataroom titled “SPAC” located at https://americas.datasite.com/manda/project/5f27f222f67c6568a6524537/content/5f27f2eb6f09f56e102c2243?mode=default&activeProjectId=5f27f222f67c6568a6524537.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Employee” means any person employed by the Company under a contract of employment.

“Environmental Laws” means any Law relating to: (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment or natural resources; or (d) public health and safety or, as it relates to the handling of or exposure to Hazardous Substances, worker/occupational health and safety.

“Exchange Ratio” means 0.5581634737, the ratio used for determining the number of Holdco Ordinary Shares for which each Company Ordinary Share shall be converted in accordance with Section 3.01(a)(i).

“Export Control Laws” means export control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company including the U.S. Export Administration Regulations (“EAR”), 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable export control laws and regulations of other countries.

“First Exchange Effective Time” means 12:01 a.m. New York time on the third (3rd) Business Day following the issuance of the First Holdco Auditor’s Report, the effective time of the contribution and exchange of each Company Preferred Shareholder’s Company Preferred Shares for Holdco Ordinary Shares as contemplated by the Preferred Shareholder Exchange Agreements.

“Fraud” means, with respect to any person, (a) an intentional false representation of fact by such person, (b) with knowledge that such representation is false, (c) with an intention to induce another person to act or refrain from acting in reliance upon it and (d) causing such other person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Hazardous Substance(s)” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (e) per- or polyfluoroalkyl substances.

“Holdco Board Approval” means, as applicable, (a) the Holdco Board resolutions with respect to the Holdco Ordinary Shares Exchange Issuance, (b) confirmation of each of the two issuances of Holdco Ordinary Shares which form the Holdco Ordinary Shares Exchange Issuance by the delegate of the Holdco Board, (c) the Holdco Board resolutions with respect to the Holdco Ordinary Shares Merger Issuance and (d) confirmation of the Holdco Ordinary Shares Merger Issuance by the delegate of the Holdco Board.

“Holdco Organizational Documents” means the Articles of Association of Holdco as amended, modified or supplemented from time to time, including as contemplated by Section 2.05(c).

“Holdco Requisite Approvals” means the Holdco Board Approval and the Holdco Shareholder Approval, as applicable.

“Holdco Restricted Share” means any Holdco Ordinary Share subject to vesting, repurchase, or other lapse of restrictions granted under any equity incentive plan with respect to Holdco.

“Holdco Shareholder Approval” means approval of the shareholders of Holdco, at an extraordinary general meeting of the shareholders of Holdco, to be held in front of a Luxembourg notary on or around the day of the Second Exchange to implement the Holdco Shares Cancellation and the approval of the restated Holdco Organizational Documents as contemplated by Section 2.05(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Control Laws” means import control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company, including those administered by U.S. Customs and Border Protection (“CBP”) and U.S. Immigration and Customs Enforcement (“ICE”) (19 U.S.C. §§ 1-4454 and 19 C.F.R. §§ 1-199), and any other equivalent or comparable import control laws and regulations of other countries.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A (each, a “Company Knowledge Party”) after reasonable inquiry, and in the case of SPAC, the actual knowledge of Peter Cuneo, Gavin Cuneo and Michael Minnick after reasonable inquiry.

“Leased Real Property” means all real property leased, subleased, licensed or sublicensed by the Company or Company Subsidiaries as tenant, subtenant, licensee or sublicensee together with, to the extent leased, subleased, licensed, or sublicensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, license, covenants, easements, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, preemptive right, community property interest, collateral assignment, infringement, charge, option, warrant, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other encumbrance, restriction or limitation of any kind whatsoever (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, in each case, as amended, modified or supplemented from time to time.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Exchange Ratio, the allocation of the Aggregate Exchange Consideration among each of the Company Shareholders, including the number of Holdco Ordinary Shares issued to each Company Preferred Shareholder pursuant to the First Exchange and the number of Holdco Ordinary Shares issuable to each Company Ordinary Shareholder in connection with the Second Exchange, as well as any applicable share premium (as adjusted by the Holdco Board to issue the number of Holdco Ordinary Shares determined on the basis of the Exchange Ratio in compliance with Luxembourg company Law).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that, individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of, or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business to the extent relating to amounts not yet due and payable, or deposits to obtain the release of such Liens; (c) Liens for Taxes due and not yet payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (e) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company; (f) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (g) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any real property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (h) Liens identified in the Audited Financial Statements; and (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“PIPE” means any private placement or placements of shares of SPAC Common Stock which shall become Holdco Ordinary Shares in connection with the consummation of the Transactions.

“PIPE Investors” means persons that have entered into Subscription Agreements to purchase for cash shares of SPAC Common Stock which shall become Holdco Ordinary Shares in connection with the consummation of the Transactions pursuant to the PIPE Investment on or prior to the Closing Date.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive revenue from the sale or provision thereof.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Restricted Person” means: (a) any individual or entity that is a citizen or resident of, located in, or organized under the laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any individual or entity that is, and/or any entity that is owned or controlled directly or indirectly by, or acts for or on behalf of individuals or entities that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii) the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;

(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;

(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v) the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions” or individuals or entities that are listed in any Annex to EU Council Regulation 833/2014 (as amended);

(vi) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and

(vii) any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Rollover Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth (a) the number of Holdco Ordinary Shares for which each Company Option held by a particular Company optionholder thereof is exercisable after the conversion of such Company Option in accordance with Section 3.04(a) and the applicable exercise price and (b) the number of Holdco Restricted Shares to be received by each holder upon conversion of the Company Restricted Shares in accordance with Section 3.04(b).

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions Laws that serves as a basis to designate any person described by such condition or engaged in such activity as a Restricted Person.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea and Syria.

“Sanctions Authority” means the United Nations Security Council; U.S. Department of the Treasury; the U.S. Department of Commerce; the U.S. Department of State; the European Union Council and/or Commission (including any present or future member state of the European Union); Her Majesty’s Treasury of the United Kingdom; and any other government or regulatory body, institution or agency with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.

“Sanctions Laws” means all economic, trade, or financial sanctions statutes, regulations, executive orders, decrees, judicial decisions, restrictive measures, or other acts having the force of law enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of December 12, 2019, as amended, modified or supplemented from time to time.

“SPAC Class A Common Stock” means SPAC’s class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (iv) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (v) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any actions taken or not taken by SPAC as specifically required or permitted by this Agreement or any Ancillary Agreement; (vii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with Governmental Authorities); (viii) any pending or initiated Action against SPAC or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (ix) any action taken or not taken by the Company or any of the Company Subsidiaries; or (x) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (v), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industries or geographic areas in which SPAC operates.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means proposals made to the SPAC Stockholders pursuant to the SPAC Organizational Documents and applicable Law to approve and adopt (a) this Agreement and the Transactions, including the Merger, (b) the Amendment to the SPAC Certificate of Incorporation and (c) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC or any of its affiliates, including (a) any and all Transaction Expenses incurred in the negotiation or consummation of the PIPE Investment, including advisory fees and placement fees and (b) the preparation, printing and mailing of the Proxy Statement/Prospectus.

“SPAC Units” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of December 12, 2019, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of shares of Class A Common Stock stated in the applicable SPAC Warrant at an exercise price of $11.50.

“Subscription Agreements” means the contracts executed by the PIPE Investors on or before the date hereof in connection with the PIPE Investment.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Transaction Bonus Cap” means fifteen million dollars ($15,000,000).

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and all fees, costs and expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions, the Proxy Statement/Prospectus, and the solicitation of the SPAC Stockholders and Company Shareholders and the preparation of any required filings or notices under applicable Antitrust Laws, if any, (b) all bonuses, change-of-control, success, retention or similar payments which vest or become payable to any current or former employees, directors, officers or other service providers of

SPAC, Holdco or the Company as a result of the Transactions (including amounts subject to the satisfaction of an additional condition (e.g., remaining employed for a specified period following the Closing)) which transaction bonuses set forth in this subsection (b) for the employees identified on Section 1.01 of the Company Disclosure Schedule shall not exceed the Transaction Bonus Cap, and the employer share of any payroll, social security, unemployment or other Taxes with respect thereto, (c) any accrued or payable transaction, management, monitoring or similar fees payable to any affiliate of SPAC, Holdco or the Company, (d) the aggregate amount of severance due and payable in connection with any termination of employment prior to the Closing Date of any employee of SPAC, Holdco or the Company that is outstanding as of the Closing Date, and (e) the premiums, commissions and other fees paid or payable in connection with obtaining any directors’ and officers’ “tail” insurance policy.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Exchanges and the Merger.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Worker” means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1915 Law	Recitals

2020 Balance Sheet	§ 4.07(b)

Accounting Principles	§ 4.07(a)

Action	§ 4.09

Aggregate Exchange Consideration	§ 3.01(a)(i)

Agreement	Preamble

Antitrust Laws	§ 8.12(a)

Arrival LT	§ 4.14(p)

Audited Financial Statements	§ 4.07(a)

Auto Enrolment Laws	§ 4.10(b)

Blue Sky Laws	§ 4.05(b)

CARES Act	§ 4.10(j)

Certificate of Merger	§ 2.03(a)

Certificates	§ 3.03(b)

Claims	§ 7.03

Closing	§ 2.03(b)

Closing Date	§ 2.03(b)

Company	Preamble

Company Board	Recitals

Company Disclosure Schedule	Article IV

Company Ordinary Shareholders	Recitals

Company Permits	§ 4.06

Company Preferred Shareholders	Recitals

Company Shareholders’ Agreement Supplement	Recitals

Company Subsidiary	§ 4.01(a)

Confidentiality Agreement	§ 8.03(b)

Continuing Employees	§ 8.04(a)

Converted Option Award	§ 3.04(a)

D&O Indemnified Party	§ 8.05

D&O Tail Policy	§ 8.05

Data Security Requirements	§ 4.13(i)

DGCL	Recitals

Environmental Permits	§ 4.15

ERISA	§ 4.10(a)

ERISA Affiliate	§ 4.10(b)

Exchange Act	§ 4.21

Exchange Agent	§ 3.03(a)

Exchange Agreements	Recitals

Exchange Fund	§ 3.03(a)

Exchanges	Recitals

Excluded Shares	§ 3.02(b)(i)

First Exchange	Recitals

First Holdco Auditor Report	§ 9.01(c)

Governmental Authority	§ 4.05(b)

Holdco	Preamble

Holdco Board	Recitals

Holdco Ordinary Shares	Recitals

Holdco Ordinary Shares Exchange Issuance	§ 2.01

Holdco Ordinary Shares Merger Issuance	§ 3.02(b)

Holdco Shares Cancellation	§ 2.01

Holdco Warrant	§ 3.06

Intended Tax Treatment	§ 2.07

IRS	§ 4.10(a)

Issued Capital Stock	§ 4.03(a)

Law	§ 4.05(a)

Lease	§ 4.12(b)

Lease Documents	§ 4.12(b)

Letter of Transmittal	§ 3.03(b)

Material Contracts	§ 4.16(a)

Merger	Recitals

Merger Consideration	§ 3.02(b)(i)

Merger Effective Time	§ 2.03(a)

Merger Sub	Preamble

Merger Sub Board	Recitals

Merger Sub Common Stock	§ 3.02(b)(iii)

Money Purchase Benefits	§ 4.10(h)

Outside Date	§ 10.01(b)

Party	Preamble

PCAOB Financials	§ 8.13

PIPE Documents	§ 8.14

PIPE Investment	Recitals

PIPE Investment Amount	Recitals

Plans	§ 4.10(a)

Post-Signing Returns	§ 8.09(c)(ii)

Preferred Shareholder Exchange Agreements	Recitals

Proxy Statement/Prospectus	§ 8.01(a)

Redemption	§ 8.01

Registration Rights and Lock-Up Agreement	Recitals

Registration Statement	§ 8.01(a)

Remedies Exceptions	§ 4.04

Representatives	§ 8.03(a)

SEC	§ 5.07(a)

Second Exchange	Recitals

Second Exchange Effective Time	Recitals

Second Holdco Auditor Report	§ 9.01(c)

Section 16	§ 8.20

Securities Act	§ 5.07(a)

SPAC	Preamble

SPAC Board	Preamble

SPAC Class B Conversion	§ 3.02(a)

SPAC Disclosure Schedule	Article V

SPAC Investors	Recitals

SPAC SEC Reports	§ 5.07(a)

SPAC Stockholders	Recitals

SPAC Stockholders’ Meeting	§ 8.01(a)

SPAC Warrant Amendment	§ 3.06

Sponsor	Recitals

Surviving Corporation	§ 2.02

Tail Period	§ 8.05

Terminating Company Breach	§ 10.01(e)

Terminating SPAC Breach	§ 10.01(f)

Third Holdco Auditor Report	§ 9.01(c)

Transaction Support Agreement	Recitals

Trust Account	§ 5.12

Trust Agreement	§ 5.12

Trust Fund	§ 5.12

Trustee	§ 5.12

UK Plans	§ 4.10(b)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the applicable Accounting Principles.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom, or otherwise provided in writing to SPAC and its Representatives, at least two (2) days prior to the date hereof.

ARTICLE II.

EXCHANGE; AGREEMENT AND PLAN OF MERGER

SECTION 2.01 Pre-Merger Actions.

(a)

(i) Commencing at the First Exchange Effective Time (which the parties agree shall not occur prior to January 1, 2021), subject to the Holdco Requisite Approvals and the First Holdco Auditor Report,

(A) each issued Company Preferred Share held by such Company Preferred Shareholder shall be contributed in kind to Holdco, free and clear of all Liens, and each holder of Company Preferred Shares shall subscribe and be issued, in accordance with the Exchange Ratio, the number of Holdco Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule and (B) each such Company Preferred Shareholder shall cease to be the holder of such Company Preferred Shares and Holdco will be recorded as the registered holder of the Company Preferred Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, however, that no fractional Holdco Ordinary Shares shall be issued in connection with the foregoing; and

(ii) commencing at the Second Exchange Effective Time, subject to (w) the Holdco Requisite Approvals, (x) the consummation of the First Exchange in its entirety, (y) each of the Company Preferred Shareholders who received Holdco Ordinary Shares pursuant to Section 2.01(a)(i) continuing to hold the number of Company Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule at all times between the First Exchange Effective Time and the Second Exchange Effective Time and (z) the Second Holdco Auditor Report, (A) each issued Company Ordinary Share held by such Company Ordinary Shareholder shall be contributed in kind to Holdco, free and clear of all Liens, and each holder of Company Ordinary Shares shall subscribe and be issued, in accordance with the Exchange Ratio, the number of Holdco Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule (the issuance of the Holdco Ordinary Shares pursuant to Section 2.01(a)(i) and this Section 2.01(a)(ii) being the “Holdco Ordinary Shares Exchange Issuance”), (B) each Company Ordinary Shareholder shall cease to be the holder of such Company Ordinary Shares and Holdco will be recorded as the registered holder of all of the Company Ordinary Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, however, that no fractional Holdco Ordinary Shares shall be issued pursuant to the Second Exchange and (C) any Holdco Ordinary Shares held by the Company shall be cancelled through a share capital reduction for no value (the “Holdco Shares Cancellation”) and the Company will cease to be the registered shareholder of such Holdco Ordinary Shares.

(b) Following the consummation of the Second Exchange, and in accordance with the terms and conditions of this Agreement, the Parties shall file the Amendment to the SPAC Certificate of Incorporation with the Secretary of State of the State of Delaware, which shall be effective upon filing.

(c) Immediately following the filing of the Amendment to the SPAC Certificate of Incorporation, SPAC shall consummate the transactions contemplated by the PIPE Documents, including the issuance of SPAC Class A Common Stock contemplated thereby.

(d) The Company and Holdco endeavour, and commit on a best efforts basis, to have the Condition (as defined in the Preferred Shareholder Exchange Agreements) fulfilled to allow for the First Exchange to occur as soon as possible on or after January 1, 2021.

SECTION 2.02 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Exchanges shall be a condition precedent to the consummation of the Merger.

SECTION 2.03 Closing; Merger Effective Time.

(a) Immediately following the consummation of the Second Exchange, and in accordance with the terms and conditions of this Agreement, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. New York time on the Business Day immediately following the day of the filing of such Certificate of Merger (the “Merger Effective Time”).

(b) On the date of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. The Business Day on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Merger Effective Time on the Closing Date shall be referred to as the “Closing”.

SECTION 2.04 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement, including Article III. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, pursuant to the Merger, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) for purposes of the 1915 Law a contribution-in-kind of the SPAC Class A Common Stock (other than the Excluded Shares) shall be made to Holdco by the SPAC Stockholders through the Merger against issue of the Merger Consideration following a share capital increase realized by Holdco by virtue of the foregoing.

SECTION 2.05 Certificate of Incorporation; By-laws; Organizational Documents.

(a) At the Merger Effective Time, the SPAC Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time (except it shall be amended and restated at the Merger Effective Time to read like the certificate of incorporation of Merger Sub), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law.

(b) At the Merger Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Surviving Corporation and such by-laws, as applicable.

(c) Immediately following the consummation of the Second Exchange, the Parties shall cause Holdco to make such filings as are necessary under the 1915 Law to amend and restate the Holdco Organizational Documents such that the Holdco Organizational Documents are in the form set forth on Exhibit B, which Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of Holdco until amended as provided by applicable Law.

(d) Immediately following the consummation of the Second Exchange, the Parties shall cause Holdco and the Company to take such actions and make such filings as are necessary under the 1915 Law to amend and restate the Company Organizational Documents such that the Company Organizational Documents are in the form agreed to by the parties and provide that (i) the Company Board has the right to decide only daily operational matters, and (ii) the consent of Holdco, in its capacity as the sole stockholder of the Company, is required for significant corporate actions by the Company. The Company Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of the Company until amended as provided by applicable Law.

SECTION 2.06 Directors and Officers.

(a) The Parties shall cause the initial directors of the Company Board and the initial officers of the Company on the Second Exchange Effective Time to be comprised of the individuals set forth on Exhibit C, each to hold office in accordance with the Company Organizational Documents.

(b) At the Second Exchange Effective Time, the Holdco Board shall be comprised of up to seven (7) directors. The Parties shall cause (including by obtaining the Holdco Requisite Approvals) the initial directors of the Holdco Board and the initial officers of Holdco as of immediately following the Second Exchange Effective Time to be comprised of the individuals set forth on Exhibit C, each to hold office in accordance with the Holdco Organizational Documents.

(c) The Parties shall cause the initial directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit C, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 2.07 Tax Treatment of the Exchanges and the Merger. The Parties hereto agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Exchange Agreements and the Merger are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, (c) be completed in a consecutive order such that the Exchanges are treated as completed before the Merger Effective Time, and (d) with respect to the Merger qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met) (the “Intended Tax Treatment”).

SECTION 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Holdco shall be entitled to deduct and withhold from Holdco Ordinary Shares issued as consideration in the Exchanges, from the Merger Consideration issued in the Merger, and from any other consideration it issues in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the issuance of such consideration under the Code or any applicable provision of state, local or foreign Tax law, and (b) any other party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of U.S. federal, state, local or foreign Tax law; provided that in each case of clause (a) and (b), the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. Without limiting the foregoing, Holdco may give effect to withholding hereunder by withholding any consideration issued in the form of Holdco Ordinary Shares or other consideration issued in kind, and then selling such portion of such Holdco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are deducted or withheld under this Section 2.08, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and Holdco or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable taxing authorities in accordance with applicable laws.

ARTICLE III.

EXCHANGE CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Exchange Consideration.

(a) As set forth in the Exchange Agreements:

(i) The valuation of the Company Shares contributed to Holdco by the Company Shareholders against new Holdco Ordinary Shares (the “Aggregate Exchange Consideration”) pursuant to the Exchanges shall be deemed to be, as of the Second Exchange Effective Time, five billion three hundred thirty eight million three hundred fifty thousand dollars ($5,338,350,000); provided, that notwithstanding the above valuation of the Company Shares as agreed between the Parties, for purposes of implementing the contribution-in-kind of the Company Preferred Shares to Holdco under the 1915 Law in accordance with the First Exchange, the Holdco Board may value the Company Preferred Shares contributed to Holdco at their book value or at their fair market value.

(ii) The Aggregate Exchange Consideration subscribed for by the Company Shareholders shall be paid in Holdco Ordinary Shares that shall be valued at ten dollars ($10.00) per Holdco Ordinary Share. The new Holdco Ordinary Shares making up the Aggregate Exchange Consideration shall be allocated among the Company Shareholders pursuant to Section 2.01 of the Company Disclosure Schedule and the Payment Spreadsheet.

(b) At least seven (7) Business Days prior to the Closing, SPAC shall cause the Chief Operating Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses, including reasonable supporting materials for the amount of each item included in SPAC Transaction Expenses. At least five (5) Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth: (i) the Company’s good faith estimate of the Company Transaction Expenses, including reasonable supporting materials for the amount of each item included in Company Transaction Expenses and (ii) the Payment Spreadsheet and the Rollover Spreadsheet.

SECTION 3.02 Conversion of Securities.

(a) Immediately prior to the Merger Effective Time, each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the Class B Conversion Ratio (the “SPAC Class B Conversion”);

(b) At the Merger Effective Time, immediately following the SPAC Class B Conversion, by virtue of the Merger and the Holdco Requisite Approvals, subject to the Third Holdco Auditor Report, and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) each share of SPAC Class A Common Stock (other than SPAC Class A Common Stock held in treasury by SPAC (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Merger Effective Time shall automatically be exchanged with Holdco for one Holdco Ordinary Share, in accordance with Section 251(b)(5) of the DGCL (which exchange for purposes of the 1915 Law shall include, for the avoidance of doubt, a contribution-in-kind of such shares of SPAC Class A Common Stock from the holders of SPAC Class A Common Stock to Holdco), against issue of seventy two million three hundred forty three thousand seven hundred fifty (72,343,750) shares of validly issued, fully paid and nonassessable Holdco Ordinary Shares (the “Holdco Ordinary Shares Merger Issuance”), following a share capital increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of SPAC Class A Common Stock (the “Merger Consideration”), which Holdco Ordinary Shares Holdco shall cause to be delivered in accordance with its obligations set forth in Section 3.03;

(ii) upon the Holdco Ordinary Shares Merger Issuance, all shares of SPAC Class A Common Stock (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing shares of SPAC Class A Common Stock (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated shares of SPAC Class A Common Stock (other than Excluded Shares) shall thereafter, in case of both (A) and (B), only represent the Merger Consideration and the right, if any, to receive pursuant to Section 3.03(e) cash in lieu of fractional shares into which such shares of SPAC Class A Common Stock have been exchanged (and contributed-in-kind) pursuant to this Section 3.02 and any distribution or dividend pursuant to Section 3.03(c);

(iii) each Excluded Share shall, by virtue of the Merger and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv) each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 3.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.02(b)(i), Section 3.02(b)(ii) and Section 3.02(b)(iii)), Holdco shall deposit with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of SPAC Common Stock, for exchange in accordance with this Article III, the number of Holdco Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Merger Consideration consisting of the Holdco Ordinary Shares to be issued to the holders of SPAC Class A Common Stock (other than Excluded Shares) in the Merger pursuant to this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, (i) any dividends or other distributions payable pursuant to Section 3.03(c) with respect to the SPAC Class A Common Stock issued pursuant to the Merger for any shares of SPAC Class A Common Stock with a record and payment date after the Merger Effective Time and prior to the surrender of such shares and (ii) cash in lieu of any fractional shares payable pursuant to Section 3.03(h) (all such Holdco Ordinary Shares and cash, together with the amount any dividends or distributions contemplated pursuant to Section 3.03(c), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.03(c) and any cash in lieu of any fractional shares payable pursuant to Section 3.03(h), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.03(a) shall be promptly returned to Holdco.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) entitled to receive the Merger Consideration pursuant to Section 3.02 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the Merger Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to (A) any cash in lieu of fractional shares pursuant to Section 3.03(h) plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.03(c) in accordance with the provisions of this Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.03. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) The Merger Consideration payable upon conversion of the SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the conversion of the SPAC Class B Common Stock).

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the Merger Consideration for one (1) year after the Merger Effective Time shall be delivered to Holdco, and any holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the Merger Consideration. Any portion of the Exchange Fund with respect to the Merger Consideration remaining unclaimed by holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the conversion of the SPAC Class B Conversion), as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, SPAC, Holdco, the Surviving Corporation or any of their respective affiliates shall be liable to any holder of SPAC Common Stock for any such SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Ordinary Shares will be issued, and any holder of SPAC Common Stock entitled to receive a fractional share of Holdco Ordinary Shares but for this Section 3.03(h) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Holdco Ordinary Shares based on the Average SPAC Share Price.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.02.

SECTION 3.04 Treatment of Company Options and Restricted Shares. Pursuant to the terms of the applicable Company Equity Plan or other terms and conditions governing each Company Equity Awards and as specified on the Rollover Spreadsheet:

(a) Company Options. Each Company Option, whether vested or unvested, that is issued immediately prior to the Second Exchange Effective Time shall, as of the Second Exchange Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Holdco (as assumed, a “Converted Option Award”) in such a manner by which such Converted Option Award shall represent an option award (i) exercisable for the aggregate number of Holdco Ordinary Shares as set forth opposite the name of each holder thereof on the Rollover Spreadsheet, equal to the product (rounded down to the nearest whole number) of (x) the number of Company Ordinary Shares underlying the Company Options immediately prior to the Second Exchange Effective Time and (y) the Exchange Ratio; and (ii) with a price per share exercise price set forth on Section 3.04(a) of the Company Disclosure Schedule. Each Converted Option Award shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Second Exchange Effective Time.

(b) Company Restricted Shares. Each Company Restricted Share that is issued immediately prior to the Second Exchange Effective Time shall, as of the Second Exchange Effective Time, automatically and without any action on the part of the holder thereof, be exchanged against the aggregate number of Holdco Restricted Shares in the manner as provided in Section 3.01(a) of this Agreement as set forth opposite the name of each holder thereof on the Payment Spreadsheet.

SECTION 3.05 Stock Transfer Books. At the Merger Effective Time, following the recordation of the Transactions in the share records of Holdco, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.02.

SECTION 3.06 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Ordinary Share (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. The parties hereof shall take all lawful action to effect the aforesaid provisions of this Section 3.06, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.06, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit E (the “SPAC Warrant Amendment”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Holdco and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary (i) has all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified or licensed as a foreign corporation or other organization to do business and (iii) is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available a complete and correct copy of the memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements and equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its memorandum of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) As of the date hereof, (i) eight hundred eighty million (880,000,000) Company Ordinary Shares are issued, including thirty seven million five hundred eight thousand two hundred seventy seven (37,508,277) Company Treasury Shares and twelve million four hundred ninety one thousand seven hundred twenty three (12,491,723) Company Restricted Shares and (ii) seventy six million four hundred thirteen thousand three hundred fifty four (76,413,354) shares of Company Preferred Shares are issued (the “Issued Capital Stock”). The authorized capital stock of the Company excluding the Issued Capital Stock consists of eleven million five hundred eighty-six thousand six hundred forty-six (11,586,646) Company Preferred Shares. The Company has granted Company Options to purchase twenty six million eight hundred ninety nine thousand six hundred sixty two (26,899,662) Company Ordinary Shares. There are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Company Shareholders’ Agreement and the Ancillary Agreements, and there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Ordinary Shares, Company Preferred Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(b) As of the date hereof, thirty seven million five hundred eight thousand two hundred seventy seven (37,508,277) Company Treasury Shares are available to satisfy granted Company Options and further grants under the Company Equity Plans, which number of Company Treasury Shares includes an aggregate of ten million six hundred eight thousand six hundred fifteen (10,608,615) Company Treasury Shares for further grant under the Company Equity Plans. The Company has made available to SPAC a list of each outstanding Company Equity Award granted to each Company Knowledge Party and any employee of the Company or any Company Subsidiary whose annual compensation is greater than or equal to that of any Company Knowledge Party under the Company Equity Plans, including (i) the name of the holder of such Company Equity Award; (ii) the number of Company Ordinary Shares subject to such outstanding Company Equity Award; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (iv) the date on which such Company Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (vi) with respect to Company Options, the date on which such Company Option expires. All Company Ordinary Shares subject to issuance under the Company Equity Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable.

(c) Other than pursuant to the Company Shareholders’ Agreement, the Company Organizational Documents or as set forth in the Company Equity Plan or any Company Equity Award issued thereunder, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens (other than any Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(e) The Company Shareholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued Company Shares). Except as set forth in Section 4.03(e) of the Company Disclosure Schedule and Section 4.03(b) of the Company Disclosure Schedule, and except for the shares of the Company held by shareholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued.

(f) All issued Company Ordinary Shares and Company Preferred Shares and all issued shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the Company Board and the extraordinary general meeting of shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the approval of the Exchanges and the filing and recordation of appropriate documents as required by the DGCL or the 1915 Law as the case may be). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL or the 1915 Law and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement and each such Ancillary Agreement by the Company will not (i) conflict with or violate the memorandum of association, articles of association, registration statement, certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States constitution, treaty, convention, statute, law, common law principle, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate merger documents or other documents as required by the DGCL or the 1915 Law, and (ii) as and where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit. Neither the Company nor any Company Subsidiary has received any written notices from any Governmental Authority alleging violation of any applicable Laws.

SECTION 4.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (the “Accounting Principles”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements or the 2020 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) (i) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) The Company and each Company Subsidiary maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and each Company Subsidiary maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to SPAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any Company Subsidiaries. Since December 31, 2018, there have been no material changes in the Company’s or any of Company Subsidiary’s internal control over financial reporting.

SECTION 4.08 Absence of Certain Changes or Events. Since the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated or permitted by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

SECTION 4.09 Absence of Litigation. As of the date hereof, there is no material litigation, proceeding, cause of action, lawsuit, audit, assessment or reassessment, petition, complaint, charge, grievance, prosecution, demand, hearing, written notice, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) and in respect of the UK, any plans providing relevant benefits within the meaning of section 393B of the Income Tax (Earnings and Pensions) Act 2003 (ignoring the exception contained in that section), and the Company Equity Plan and all other bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, a list of all relevant Plans together with (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recent filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination or opinion letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years and, in respect of pensions and or retirement arrangements and/or schemes established and situated in the UK, whether or not a registered scheme pension under the Finance Act 2004 (collectively, the “UK Plans”), evidence of compliance with the auto enrolment requirements as set out in the UK Pensions Act 2008 and any regulations made thereunder (the “Auto Enrolment Laws”).

(c) None of the Plans is or was within the past five (5) years, nor does the Company, any Company Subsidiary nor any of their respective ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or any other plan that is subject to Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multi-employer scheme as defined in section 75A(13) of the UK Pensions Act 1995. For purposes of this Agreement, “ERISA Affiliate” shall mean any trade, business or any person that, together with the Company or any Company Subsidiary, is treated as a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section 414 of the Code.

(d) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) an increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated funding obligation with respect to any Plan; (ii) limit the right to merge, amend or terminate any Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise. Each option granted prior to the date of this Agreement was granted with an exercise per Company Ordinary Share of EUR 3.40909.

(e) None of the Plans provide for, nor does the Company nor any Company Subsidiary have or reasonably expect to have any liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(f) In all material respects, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code and (ii) other than routine claims for benefits in the ordinary course of business, no actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code, and any trust forming any part thereof, (i) has timely received a favorable determination letter from the IRS or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, nothing has occurred, and there are no circumstances or events that would reasonably be expected to result in any revocation of, or an adverse change to, such determination or opinion letter or otherwise adversely affect the qualified status of such plan or exempt status of such trust.

(h) Each Plan that is intended to be a qualifying scheme and to be used for the purpose of the Company or any Company Subsidiary to comply with its/their auto enrolment duties under the Auto Enrolment Laws, is compliant with all requirements of the Auto Enrolment Laws and all contributions payable in respect thereof are compliant with the minimum requirements of the Auto Enrolment Laws and have been paid in good time and none are due or outstanding. The UK Plans only provide money purchase benefits as defined in the Pension Schemes Act 1993 (“Money Purchase Benefits”).

(i) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, (i) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan, and (ii) there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under ERISA, the Code or other applicable Law.

(j) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid have been properly accrued on the Company’s or any Company Subsidiary’s most recent financial statements in compliance with the Accounting Principles. With respect to each Plan, all material contributions or payments (including all employer contributions, employee salary reduction contributions, defined benefit plan contributions deferred under the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136 (the “CARES Act”) and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Plan, ERISA, the Code and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws have been properly accrued in accordance with the Accounting Principles, applied on a consistent basis, and reflected on the Company’s or any Company Subsidiary’s audited financial statements.

(k) No employee or former employee or officer or director has come into employment with the Company or any Company Subsidiary by a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations of 2006 apply such that they have an entitlement to any pension or retirement benefits that are not Money Purchase Benefits.

SECTION 4.11 Labor and Employment Matters.

(a) To the extent permitted to be disclosed pursuant to applicable Law, the Company has furnished or made available to SPAC a correct and complete list of all Employees and individual independent contractors of the Company and any Company Subsidiary as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date or date the contract of employment began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) details of which company employs or engages each Employee or independent contractor. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all Employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former Employees, independent contractors, applicants for employment, or any class of the foregoing, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, by or with respect to any employees of the Company or any Company Subsidiary; and (v) the Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees or former Employees (including redundancy payments or failure to comply with any order for reinstatement or re-engagement of any Employee).

(c) (i) The Company and the Company Subsidiaries are and have been in compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, Working Time Regulations 1998 including meal and rest breaks, National Minimum Wage Regulation 2015, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records which will be available on Closing and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Company has performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under an treaties including the EC Treaty or the Treaty on the Functioning of the European Union or laws of the European Union or otherwise (iii) to the knowledge of the Company, no employee of the Company has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or the Company Subsidiaries; and (iv) to the knowledge of the Company, no employee of the Company or the Company Subsidiaries has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of the Company or the Company Subsidiaries or their employees, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(d) To the Company’s knowledge, the Company and the Company Subsidiaries are in all material respects in compliance with any Laws, recommendations or guidance issued by any applicable Governmental Authority relating in any way to the work of Employees and/or procedures for returning to work for Employees with respect to COVID-19.

(e) No Employee or other individual is or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

(f) No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened.

(g) All contracts between the Company and its Employees and Workers are terminable at any time on three (3) months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability other than wages, commission or pension.

(h) Except with respect to the Company Equity Plans, the Company is not a party to, bound by or proposing to introduce in respect of any of its directors, Employees or Workers any share option, profit sharing, bonus commission or any other scheme relating to the profit or sales of the Company.

(i) The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former executive officer who was or is entitled to receive total annual compensation in excess of $300,000, or to their dependents, in connection with the actual or proposed termination or suspension of employment or variation of an employment contract outside of any applicable legal requirements.

(j) True, complete and accurate copies of all form contracts, and any contracts that contain material deviations from such form contracts, which apply to Employees and Workers have been provided and the Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

SECTION 4.12 Real Property; Title to Assets.

(a) None of the Company nor any of the Company Subsidiaries has owned or presently owns (i) fee simple title to any real property or (ii) any ground lease interest under or pursuant to a ground lease.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used (each, a “Lease”), including the date of and legal name of each of the parties to such Lease, and each guaranty, amendment, restatement, modification or supplement thereto (collectively, the “Lease Documents”). True, correct and materially complete copies of all Lease Documents have been made available to SPAC.

(c) The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and/or Company Subsidiaries as it was conducted prior to the COVID-19 pandemic and necessary for the continued operation of the business of the Company and/or the Company Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d) The Company and/or the applicable Company Subsidiary has a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable, subject to the Remedies Exceptions, obligation of each party thereto in accordance with its terms. The Company and/or the applicable Company Subsidiary has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Lease. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease, which has not been re deposited in full. Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, all “landlord work” and “tenant work” or other improvements or construction required or contemplated by each Lease has been completed in accordance with the applicable Lease and accepted by the Company and/or the applicable Company Subsidiary. None of the Company nor any of the Company Subsidiaries, nor to the Company’s knowledge, any other person is in material breach or material violation of, or default under, any Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any material Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Lease. Following the consummation of the Transactions, the Company and/or the applicable Company Subsidiary will have a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens, and full right to possess and use the Leased Real Property in accordance with the Leases.

(e) The Company and/or the applicable Company Subsidiary has all certificates of occupancy, permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from any Governmental Authority necessary for the current use and operation of the Leased Real Property. The Leased Real Property is in compliance in all material respects with all applicable Laws, including, without limitation, fire, health, building, use, occupancy, subdivision and zoning laws.

(f) There do not exist any actual or, to the Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of the Company Subsidiaries has received any written notice of the intention of any Governmental Authority or other person to take or use any Leased Real Property or any part thereof or interest therein.

(g) The Company and/or the Company Subsidiaries, as applicable, have not received any written notice from any insurance company that has issued a policy with respect to any Leased Real Property (i) requiring performance of any structural or other repairs or alterations to such Leased Real Property that have not been completed, (ii) increasing the premiums payable under such insurance policy as a result of the current or proposed use of the Leased Real Property insured under such insurance policy or (iii) cancelling such insurance policy.

(h) None of the Company nor any of the Company Subsidiaries, nor any of their respective affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Leased Real Property or the Leases.

(i) None of the Company nor any of the Company Subsidiaries, nor any of their respective affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Leased Real Property or the Leases.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are owned or purported to be owned by the Company and/or the Company Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $150,000); (iii) to the extent not covered in clause (ii), any Software or Business Systems, owned or purported to be owned or licensed by the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $150,000; and (iv) unregistered Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is material to the Business. To the knowledge of the Company, the Company IP specified on Section 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company or any one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a written license, all Company-Licensed IP and Business Systems, including Software. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened in writing, or, other than upon expiration of its statutory term in the ordinary course, pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information in all material respects. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s business in the ordinary course including the marketing, sale, distribution and maintenance of Products.

(d) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, created, conceived, or otherwise developed any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons agreed to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that are likely to give rise to any Action, for any compensation or other payments to such person in relation to any Company IP that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Company or the Company Subsidiaries has misappropriated any material trade secrets of the Company or the Company Subsidiaries in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company or the Company Subsidiaries is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company IP.

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in breach or in default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) require the Company or any Company Subsidiary to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2017, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries comply in all material respects with (i) all applicable Privacy/Data Security Laws (including any data collected in connection with COVID-19 screening), (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiaries has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(j) The Company and/or one of the Company Subsidiaries either has all rights to use the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director or agent of Merger Sub or SPAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations in a business similar to the business of the Company and the Company Subsidiaries.

SECTION 4.14 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax returns) being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of the Company and the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2017 and 2018 and 2019.

(i) Neither the Company nor any of the Company Subsidiaries has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(l) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Equity interests in the Company are not United States real property interests within the meaning of Section 897(c)(1) of the Code. None of the Company and the Company Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. None of the Company and the Company Subsidiaries has made an election under Section 965(h) of the Code.

(n) The Company is, and has been since its formation, treated as a foreign corporation for United States federal income tax purposes.

(o) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchanges from qualifying for the Intended Tax Treatment.

(p) The Company directly owns at least eighty percent (80%) of the vote and value of Arrival LT, UAB, a limited company (uždaroji akcinė bendrovė) governed by the laws of Lithuania (“Arrival LT”). The Company did not acquire Arrival LT for the principal purpose of satisfying the active trade or business test within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(vii). The Company does not have any plan or intention to substantially dispose of or discontinue the trade or business being conducted by Arrival LT.

SECTION 4.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has been since January 1, 2017 in compliance with all applicable Environmental Laws; (b) each of the Company and the Company Subsidiaries has obtained and is in compliance with all permits, licenses, franchises, grants, exemptions, registrations, accreditations and other authorizations required under Environmental Laws (“Environmental Permits”) to own, lease and operate its properties and to carry on its business, and each such Environmental Permit is in full force and effect, free from breach, and will not be adversely affected by the Transactions; (c) neither the Company nor any Company Subsidiary has received written notice from any person regarding any actual or alleged violation of, or liability under, any Environmental Law, the subject of which has not been fully resolved; (d) except for regulatory orders of general applicability, neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award applicable to it or with respect to its assets arising under Environmental Law under which any material obligation remains unsatisfied; (e) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary are contaminated with any Hazardous Substance in violation of applicable Environmental Laws or in a manner that requires or would reasonably be expected to require reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (f) neither the Company nor any Company Subsidiary has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to material liability under any Environmental Law; (g) to the knowledge of the Company, the Transactions will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any so-called “transaction-triggered” or “responsible property transfer” requirements in any Environmental Laws; (h) neither the Company nor any Company Subsidiary has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(b) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, in the prior or current fiscal year;

(ii) each contract and agreement with suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of any Products of the Company or any Company Subsidiary, of more than $500,000, in the aggregate, in the prior or current fiscal year;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $300,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $300,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $300,000.

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000;

(vii) all material definitive partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all collective bargaining agreements or other contracts with any union, works council or labor organization;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiii) each contract and agreement between the Company and any Company Subsidiary, on the one hand, and Hyundai Motor Company and KIA Motors Corporation or United Parcel Service, Inc. or any of their respective affiliates, on the other hand;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; or

(xv) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and materially complete copies of all Material Contracts, including amendments thereto that are material in nature.

(c) The Company has not altered or amended any Material Contract in response to COVID-19 and no counterparty to any Material Contract has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19.

SECTION 4.17 Insurance. Except as would not have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and the Company Subsidiaries, including any insurance required to be maintained by Material Contracts; (b) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (c) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of the full Company Board at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are in the best interests of the Company, and (b) approved this Agreement and the Transactions. The approval of the Company Shareholders at an extraordinary general meeting is the only vote of the Company Shareholders necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19 Certain Business Practices.

(a) None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, has:

(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws; or

(iii) made any payment in the nature of bribery.

(b) The Company, any Company Subsidiary and, to the Company’s knowledge, their respective directors, officers, agents and employees, are and have been in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including with regard to financial recordkeeping and reporting requirements in all jurisdictions in which the Company and any Company Subsidiary conducts business.

(c) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, agents or employees: (i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) The Company as well as its respective affiliates have instituted and maintain in effect policies and procedures reasonably designed to achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

SECTION 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Plan, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. Except as set forth in Section 4.20 of the Company Disclosure Schedules, as of the date of this Agreement, the Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21 Exchange Act; Proxy Statement/Prospectus and Registration Statement.

(a) Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

(b) None of the information relating to the Company supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

SECTION 4.22 Brokers. Except as set forth in Section 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.23 Sanctions, Import Control, and Export Control Laws.

(a) None of the Company, any Company Subsidiary, nor any of their respective directors, officers, employees or agents was or is a Restricted Person.

(b) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws, Import Controls Laws, or Export Control Laws.

(c) None of the Company, any Company Subsidiary, nor to the Company’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

(d) Any provision of this Section 4.23 (Sanctions, Import Control and Export Control Laws) shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

SECTION 4.24 Exchange Agreements. Notwithstanding anything in this Article IV to the contrary, (a) each Exchange Agreement is a legal, valid and binding obligation of the Company, Holdco (subject to the Remedies Exception) and, to the knowledge of the Company, each of the Company Shareholders party thereto, (b) neither the Company nor Holdco is in breach or violation of, or default under, any Exchange Agreement nor has any Exchange Agreement been terminated or canceled by any Company Shareholder, (c) no Company Shareholder is in breach or violation of, or default under, any Exchange Agreement and (d) the Company and Holdco have not received any written or, to the knowledge of the Company, oral claim of default under any such Exchange Agreement. The Company has furnished or made available to SPAC true and complete copies of all Exchange Agreements, including amendments thereto that are material in nature. The Company has not altered or amended any Exchange Agreement and no Company Shareholder has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Exchange Agreement or threatened non-performance under any Exchange Agreement, in each case, as to which such Company Shareholder is a party.

SECTION 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)), and (b) the SPAC’s disclosure schedule (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The SPAC has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

SECTION 5.02 Certificate of Incorporation and By-laws. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

SECTION 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, par value $0.0001 per share, (ii) 10,000,000 shares of SPAC Class B Common Stock, par value $0.0001 per share and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, (A) 25,875,000 shares of SPAC Class A Common Stock are issued and outstanding (which includes 24,597,437 shares subject to Redemption Rights), (B) 6,468,750 shares of SPAC Class B Common Stock are issued and outstanding, (C) no shares of SPAC Class A Common Stock are held in the treasury of SPAC, and (D) 12,937,500 redeemable warrants to purchase SPAC Class A Common Stock and 7,175,000 private placement warrants to purchase SPAC Class A Common Stock are issued and outstanding. Each SPAC Warrant is exercisable for the number of shares of SPAC Class A Common Stock stated in each SPAC Warrant at an exercise price of $11.50.

(b) All outstanding shares of SPAC Common Stock and SPAC Warrants (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any persons.

SECTION 5.04 Authority Relative to this Agreement. SPAC has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the approval and adoption of the SPAC Proposals by the holders of a majority of the then-outstanding shares of SPAC Class A Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) Subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, the execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, in each case as would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, the premerger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Amendment to the SPAC Certificate of Incorporation and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement and each such Ancillary Agreement.

SECTION 5.06 Compliance. SPAC is not or has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound. SPAC and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 12, 2019, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2019, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since December 12, 2019, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (b) there has not been any SPAC Material Adverse Effect.

SECTION 5.09  Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the SPAC Stockholders approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

SECTION 5.11 Brokers. Except as set forth in Schedule 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

SECTION 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than two hundred fifty nine million eight hundred forty seven thousand one hundred eighty two dollars ($259,847,182) in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of December 12, 2019, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or (b) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes from any interest income earned in the Trust Account and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Action. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger and (E) to underwriters to pay deferred underwriting fees incurred in connection with SPAC’s initial public offering. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 5.13 Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 5.13 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of SPAC, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.14 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the SPAC is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by SPAC for the 2019 tax year.

(i) SPAC has not since December 12, 2019 distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of SPAC except for Permitted Liens.

(l) SPAC (A) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2) or (B) has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. SPAC has not made an election under Section 965(h) of the Code.

(m) SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchanges from qualifying for the Intended Tax Treatment.

SECTION 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CIICU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CIIC”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CIICW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

SECTION 5.16 Prior Business Operation. SPAC has limited its activities in all material respects to those activities (a) contemplated in the prospectus of SPAC, dated as of December 12, 2019, or (b) otherwise necessary to consummate the Transactions.

SECTION 5.17 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

SECTION 5.18 Investment Company Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

SECTION 5.19 Proxy Statement/Prospectus and Registration Statement. None of the information relating to SPAC supplied by SPAC in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

SECTION 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that it has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any of the Company Subsidiaries or their Representatives (including the Company Shareholders), except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, the Dataroom or other “datarooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions; provided, however, that the foregoing will not limit or prohibit SPAC or any of its shareholders, affiliates or Representatives from pursuing a claim against the Company, the Company Subsidiaries or their Representatives (including the Company Shareholders) for Fraud with respect to any information, documents, materials or discussions related to Arrival LT. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to SPAC as follows:

SECTION 6.01 Corporate Organization. Each of Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 6.02 Certificate of Incorporation and By-laws. Each of Holdco and Merger Sub has heretofore furnished to SPAC complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively, Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

SECTION 6.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Holdco consists of two billion seven hundred million (2,700,000,000) Holdco Ordinary Shares. As of the date hereof, the Company is the sole shareholder of Holdco.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Merger Sub Common Stock.

(c) The outstanding Holdco Ordinary Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The Holdco Ordinary Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e) Except as contemplated by this Agreement and the Exchange Agreements, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdco or obligating Holdco to issue or sell any shares of capital stock of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

SECTION 6.04 Authority Relative to this Agreement. Each of Holdco and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the holders of a relevant majority of the then-outstanding Holdco Ordinary Shares and by Holdco (as the holder of all of the then outstanding Merger Sub Common Stock), and the filing and recordation of appropriate merger documents as required by the DGCL and the 1915 Law, as the case may be, and (b) with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of a relevant majority of the then-outstanding Holdco Ordinary Shares). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the premerger notification requirements of the HSR Act, the Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the 1915 Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

SECTION 6.06 Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

SECTION 6.07 Board Approval; Vote Required.

(a) The Holdco Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement, the Exchanges and the Transactions is the Holdco Requisite Approval.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

SECTION 6.08 No Prior Operations of Holdco or Merger Sub; Post-Closing Operations. Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan. Holdco and Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company and the Company Subsidiaries.

SECTION 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

SECTION 6.10 Proxy Statement/Prospectus and Registration Statement. None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

SECTION 6.11 Tax Matters. To the knowledge of Company, Holdco and the Merger Sub, there is no plan or intention to liquidate the Company or SPAC (including a liquidation for Tax purposes) following the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental

Authority), unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned: (A) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are reasonably designed to (1) protect the health or welfare of the Company’s employees, directors, officers or agents or (2) comply with clause (B) of this Section 7.01(a), and in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and (B) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and shall use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (y) as set forth in Section 7.01 of the Company Disclosure Schedule, and (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary, Holdco and Merger Sub not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, except for the issuance of Company Ordinary Shares upon exercise or settlement of Company Options, if any, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (C) except in the ordinary course of business, any assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds five million dollars ($5,000,000);

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice;

(ix) (A) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of three hundred thousand dollars ($300,000); (B) pay or promise to pay any bonus to any such current or former director, officer, employee or consultant of the Company or any Company Subsidiary; (C) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed three hundred thousand dollars ($300,000); or (E) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant;

(x) adopt, enter into, amend and/or terminate any Plan or any plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Principles or GAAP (as the case may be);

(xii) make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP;

(xv) create or incur any Lien material to the Company, any Company Subsidiary, Holdco or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xvi) make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed two hundred fifty thousand dollars ($250,000) in the aggregate at any time outstanding;

(xvii) fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of one hundred thousand dollars ($100,000) in the aggregate;

(xviii) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(xix) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority;

(xx) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xxi) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied;

(xxii) engage in any dealings or transactions (i) with any Restricted Person in violation of applicable laws; (ii) involving any Sanctionable Activity; or (iii) otherwise in violation of Sanction Laws, Export Control Laws or Import Control Laws; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding anything herein to the contrary, Holdco shall not, and the Company shall not permit Holdco to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated by any other provision of this Agreement or the Exchange Agreements and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), do any of the following without the prior written consent of SPAC (in its sole discretion):

(i) engage in any business or activity other than the consummation of the Exchanges;

(ii) amend or otherwise change the Holdco Organizational Documents except as otherwise required to implement the Holdco Shares Cancellation;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco;

(vii) amend any Exchange Agreement or any other agreement related to the Exchanges;

(viii) permit any Company Shareholder who acquires Holdco Ordinary Shares pursuant to the Exchanges to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Exchanges and any such attempted action shall be null and void and Holdco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

(x) acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Exchanges except for new Holdco Ordinary Shares held by the Company upon the Second Exchange which shall be distributed in kind by the Company to Holdco to be held in treasury by Holdco following completion of the Second Exchange; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.02 Conduct of Business by SPAC Pending the Merger. SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or in connection with a PIPE, and except as set forth on Section 7.02 of the SPAC Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice and SPAC shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 7.02 of the SPAC Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than pursuant to the Redemption Rights or redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC;

(e) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock (except pursuant to the Redemption Rights);

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.03 Claims Against Trust Account. Each of Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Holdco, Merger Sub or the Company does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Holdco, Merger Sub, the Company and SPAC, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of Holdco, Merger Sub or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Holdco, Merger Sub or the Company, as applicable the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

SECTION 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

SECTION 7.05 Financial Statements. Following the date of this Agreement, the Company agrees to use its commercially reasonable efforts to promptly (and no later than five (5) Business Days prior to Closing) deliver to SPAC an unaudited, true, and complete copy of the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 2020, and the related unaudited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the nine-month period then ended, in each case, prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments).

ARTICLE VIII.

ADDITIONAL AGREEMENTS

SECTION 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and delivery of the PCAOB Financials, (i) Holdco, the Company and SPAC shall prepare and Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the meeting of SPAC Stockholders (the “SPAC Stockholders Meeting”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall prepare and Holdco shall file (and the Company and SPAC shall cause Holdco to file) with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Ordinary Shares and Holdco Warrants to be issued in the Merger. Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus; provided, however, that no Party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time, any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Exchanges, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares or Holdco Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

SECTION 8.02 SPAC Stockholders’ Meetings. SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Stockholders’ Meeting and the date of the SPAC Stockholders’ Meeting, give notice to the Company of the SPAC Stockholders’ Meeting and allow the Company’s representatives and legal counsel to attend the SPAC Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall include in the Proxy Statement/Prospectus the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Stockholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

SECTION 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; provided, that such access shall not unreasonably interfere with the business and operations of SPAC and the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated August 21, 2020 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 8.04 Employee Benefits Matters.

(a) Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) to receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by

Holdco, the Company or the Surviving Corporation or any of their respective subsidiaries, other than any qualified or nonqualified defined benefit plan, for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries that cover the Continuing Employees or their dependents following the Closing and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare Plans in which such Continuing Employee participates immediately prior to the Closing to be taken into account under those health and welfare benefit plans of Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries in which such Continuing Employee participates following the Closing for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) The parties shall cooperate to establish an equity incentive plan for service providers of Holdco and its subsidiaries to be effective as of the Closing, which shall provide for an aggregate share reserve thereunder, together with the current share reserve underlying the Company Equity Plans (including any Company Equity Award issued thereunder), equal to ten percent (10%) of the Holdco Ordinary Shares and Holdco Warrants issued immediately following Closing.

(c) The aggregate amount of all bonuses and similar payments identified in clause (b) of the definition of Transaction Expenses payable to the employees identified in Section 1.01 of the Company Disclosure Schedule shall not exceed the Transaction Bonus Cap.

(d) Notwithstanding anything in this Section 8.04 to the contrary, nothing contained herein, whether express or implied, is or will be deemed to be an establishment, amendment or other modification of any Plan or any employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates, or shall prohibit or limit the right of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan, program, policy, agreement or arrangement. The parties acknowledge and agree that all provisions contained in this Section 8.04 are included for their sole benefit, and that nothing in this Section 8.04, whether express or implied, shall (i) create any third party beneficiary or other rights in any other person, including any Continuing Employee, any participant in any Plan or employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates, or any dependent or beneficiary thereof, or (ii) any rights in such person to continued employment with Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates or to any particular term or condition of employment.

SECTION 8.05 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Holdco Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the SPAC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (each such individual, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) or SPAC, unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) The Company shall obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” insurance policy for a term of six (6) years from the Closing Date (the “D&O Tail Policy”, and the period for the D&O Tail Policy, the “Tail Period”) with terms and scope of coverage at least as favorable as the Company’s directors and officers insurance policy; provided, however, that nothing in this Section 8.05(b) shall relieve Holdco or the Company of its other obligations under this Section 8.05, or allow Holdco or the Company to delay its performance of its obligations under this Section 8.05 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall cause the Company to maintain the D&O Tail Policy in full force and effect, for the full term, and cause all obligations thereunder to be honored by the Company. Such D&O Tail Policy shall be non-cancellable and placed with the incumbent insurers using the policies that were in place as of the date of this Agreement (unless the incumbent insurers will not offer such policies in which case coverage for the Tail Period shall be placed with a substantially comparable insurer with the same or better terms, conditions, exclusions, retentions and limits of the expiring policies). The Company will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Party(ies) regarding such claim, and Holdco and the Company will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.05(b) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(c) Prior to the Closing Date, Holdco shall purchase and maintain, for such periods as the Holdco Board shall in good faith determine, at its expense, insurance reasonable for Holdco, given its size and activities in an amount of coverage which is mutually agreed to by SPAC and the Company or, on an aggregate basis, a premium not to exceed an amount mutually agreed to by SPAC and the Company on behalf of any person who after the Closing is or was a director or officer of Holdco, or is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Holdco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

(d) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.05.

SECTION 8.06 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.06 shall not be deemed to be a breach under this Section 8.06, unless such breach is knowing and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

SECTION 8.07 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 8.08 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 8.09 Tax Matters.

(a) No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Exchanges and subsequent Merger from qualifying for the Intended Tax Treatment.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment.

(c) Tax Covenants.

(i) The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii) From the date of this Agreement to the Merger Effective Time, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) the SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) deliver drafts of such material Post-Signing Returns to the other party no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E) promptly notify the other party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such party or its subsidiaries in respect of any Tax matter.

(iii) Holdco acknowledges that any SPAC Stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

(iv) Following the Closing Date, Holdco shall, or shall cause SPAC to, comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

(d) FIRPTA Certificate. At or prior to the Closing, SPAC shall deliver to Holdco (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that SPAC is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing SPAC shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

(e) Transfer Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be paid by SPAC.

SECTION 8.10 Stock Exchange Listing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the Holdco Ordinary Shares and Holdco Warrants issuable in the Merger or the Exchanges and the Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 8.11 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Class A Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

SECTION 8.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including the HSR Act and the Laws of any jurisdiction or Governmental Authority outside of the United States (“Antitrust Laws”), each party hereto agrees to promptly (but in no event later than fifteen (15) days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. No party hereto shall permit any of its officers or any other Representatives or agents to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other part in advance and, to the extent permitted by such Governmental Authority, gives the other party to attend and participate thereat.

(d) Nothing in this Agreement shall require SPAC or any of its affiliates to (i) proffer to, agree to or implement any changes, or restrictions on or other impairment of SPAC’s ability to use, own, operate or take any other actions with respect to any assets of SPAC, the Company or any of their respective affiliates or SPAC’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company and equity and debt securities held directly or indirectly by the Company or (ii) take any action to overturn, defend against or oppose any Governmental Authority to prohibit the Transactions or prevent consummation of the Transactions prior to the Outside Date.

SECTION 8.13 PCAOB Financials. The Company shall deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”) not later than thirty (30) days from the date hereof.

SECTION 8.14 PIPE Investment; PIPE Documents; Cooperation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, each of SPAC, the Company and Holdco shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall give the other such Party, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if such Party does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements. SPAC, the Company or Holdco, as applicable, shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing. SPAC shall not amend, modify, waive or otherwise change any executed PIPE Documents without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Following the date of this Agreement and prior to the Closing Date, SPAC may only, without the prior written consent of the Company, enter into a binding agreement or agreements with a financing source or sources relating to a PIPE transaction or transactions (such agreements, “PIPE Documents”) substantially identical, including with respect to price, to the form of the Subscription Agreements in an amount equal to any portion the SPAC or Holdco is notified that a PIPE Investor does not intend to perform its obligations.

SECTION 8.15 Exclusivity.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC will not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a Competing Seller relating to a Competing SPAC Transaction or (B) participate in any negotiations with a Competing Seller relating to a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving a Competing Seller that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof);

(b) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company and each Company Subsidiary will not, and will direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Transaction, (ii) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or any Company Subsidiary with respect to, a Competing Transaction, other than to make such person aware of the provisions of this Section 8.15(b) or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Transaction.

SECTION 8.16 Trust Account. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 8.17 Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with entry into the Registration Rights and Lock-Up Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsor but not including any PIPE Investors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

SECTION 8.18 Termination of Company Shareholders’ Agreement. Prior to Closing, the Company shall cause to be terminated the Company Shareholders’ Agreement. No parties to such terminated agreement shall have any further rights or obligations thereunder.

SECTION 8.19 EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01(a), the parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. In the event that the parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each party shall use its reasonable best efforts take such actions and do such things that such party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation. Without limiting the generality of the foregoing, each of the parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

SECTION 8.20 Section 16. Prior to the Closing, the Holdco Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Holdco Ordinary Shares, or warrants to purchase Holdco Ordinary Shares upon exercise, redemption or conversion of the Holdco Warrants, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Holdco who was, prior to the Second Exchange, a “covered person” of SPAC for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”), shall be an exempt transaction for purposes of Section 16.

ARTICLE IX.

CONDITIONS TO THE MERGER

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Second Exchange Effective Time and at or prior to the Closing of the following conditions:

(a) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) Holdco Requisite Approval. The Holdco Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(c) Holdco Auditor Reports. A Luxembourg independent statutory auditor (réviseur d’entreprises agréé) of Holdco shall have issued (i) prior to the First Exchange Effective Time, in accordance with the Preferred Shareholder Exchange Agreements, a report on the contributions in kind relating the Holdco Ordinary Shares Exchange Issuance with respect to the Company Preferred Shares prepared in accordance with article 420-10 of the 1915 Law (the “First Holdco Auditor Report”), (ii) at or before the Second Exchange Effective Time a report on the contributions in kind relating the Holdco Ordinary Shares Exchange Issuance with respect to the Company Ordinary Shares prepared in accordance with article 420-10 of the 1915 Law (the “Second Holdco Auditor Report”) and (iii) at or before the Merger Effective Time a report on the contributions in kind relating the Holdco Ordinary Shares Merger Issuance prepared in accordance with article 420-10 of the 1915 Law (the “Third Holdco Auditor Report”).

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e) Antitrust Approvals and Waiting Periods. All waiting periods applicable to the consummation of the Transactions under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(g) Stock Exchange Listing. The Holdco Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement shall have delivered, or cause to be delivered, copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(i) Nomination Agreement. All parties to the Nomination Agreement shall have delivered, or cause to be delivered, copies of the Nomination Agreement duly executed by all such parties.

SECTION 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Second Exchange Effective Time (except for the condition set forth in Section 9.02(f)) and at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.02 (Organizational Documents) Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), Section 4.05 (No Conflict; Required Filings and Consents), Section 4.22 (Brokers) and Section 4.24 (Exchange Agreements) shall each be true and correct in all respects as of the Second Exchange Effective Time and the Closing Date as though made on the Second Exchange Effective Time and the Closing Date (as applicable) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Second Exchange Effective Time and the Closing Date, as though made on and as of the Second Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Second Exchange Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of each of Holdco and Merger Sub in Section 6.01 (Organization and Qualification; Subsidiaries), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement), Section 6.07(b) (Post-Closing Operations; No Prior Obligations of Holdco or Merger Sub) and Section 6.08 (Brokers) shall each be true and correct in all respects as of the Second Exchange Effective Time and the Closing Date as though made on the Second Exchange Effective Time and the Closing Date (as applicable) (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Merger Sub and Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Second Exchange Effective Time and the Closing Date, as though made on and as of the Second Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Second Exchange Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, would be materially adverse to Holdco or Merger Sub.

(b) Agreements and Covenants. The Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants (other than Section 7.01(c)) required by this Agreement to be performed or complied with by it on or prior to the Second Exchange Effective Time (except for those relating to the Merger) and the Merger Effective Time (including, for the avoidance of doubt and without limitation, Section 4.07(b) and Section 8.13); provided, that Holdco shall have performed or complied in all respects with the agreements and convents set forth in Section 7.01(c).

(c) Officer Certificate. (i) The Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated the date of the Second Exchange Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) and (ii) the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated the date of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and Second Exchange Effective Time and no Company Material Adverse Effect shall have occurred between the Second Exchange Effective Time and the Closing Date.

(e) First Exchange. All of the Company Preferred Shareholders shall have contributed their Company Preferred Shares in exchange for Holdco Ordinary Shares pursuant to the First Exchange, and each such Company Preferred Shareholder shall hold, and shall have held at all times between the First Exchange Effective Time and the Second Exchange Effective Time, the number of Holdco Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule, and no Company Preferred Shareholder shall have breached, or defaulted on its obligations under, clause 3.1, clause 3.6, clause 3.7 or article 4 of such Company Preferred Shareholder’s Exchange Agreement.

(f) Second Exchange. The Company, the Company Ordinary Shareholders and Holdco shall have consummated the Second Exchange.

SECTION 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.11 (Brokers) shall each be true and correct in all respects as of the Second Exchange Effective Time and the Closing Date as though made on the Second Exchange Effective Time and the Closing Date (as applicable) (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC

Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Second Exchange Effective Time and the Closing Date, as though made on and as of the Second Exchange Effective Time and the Closing Date (as applicable), except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Second Exchange Effective Time and Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Exchange Effective Time (except those relating to the Merger) and the Closing Date.

(c) Officer Certificate. (i) SPAC shall have delivered to the Company a certificate, dated the date of the Second Exchange Effective Time, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) and (ii) SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Second Exchange Effective Time and no SPAC Material Adverse Effect shall have occurred between the Second Exchange Effective Time and the Closing Date.

(e) FIRPTA Tax Certificates. On or prior to the Closing Date, SPAC shall have delivered to the Company a properly executed certification that the shares of SPAC Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Available Net Cash. After giving effect to the exercise of the Redemption Rights and payments related thereto, SPAC shall have at least an aggregate of four hundred million dollars ($400,000,000) of cash held either in or outside the Trust Account, including the aggregate amount of any proceeds from the PIPEs consummated prior to, or as of, the Closing.

(g) Resignation. All officers and directors of SPAC shall have executed written resignations effective as of the Merger Effective Time.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on March 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or Merger Sub, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to SPAC; or

(g) by SPAC upon any breach or default by any Company Shareholder of any of the transfer or voting provisions of any Exchange Agreement, or upon termination by a Company Shareholder of such Company Shareholder’s Exchange Agreement prior to the Merger Effective Time.

SECTION 10.02 Notice of Termination; Effect of Termination;.

(a) The Party seeking to terminate this Agreement pursuant to Section 10.01(b) shall provide written notice of termination to the other Parties in accordance with Section 11.01 specifying the reason for such valid termination, and any such termination in accordance with Section 10.01 shall be effective immediately upon delivery of such written notice to the other Parties.

(b) In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 10.02, Article XI, and any corresponding definitions set forth in Article I which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach of this Agreement.

SECTION 10.03 Expenses. In the event that this Agreement is terminated in accordance with Section 10.01 above, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such Transaction Expenses; provided, that SPAC shall pay all fees and expenses incurred in connection with any filing under the HSR Act or other applicable Antitrust Laws. If the Transactions are consummated, subject to Section 3.01(a), Holdco shall bear the reasonable and documented Transaction Expenses of all of the parties.

SECTION 10.04 Amendment. This Agreement may be amended in writing by all Parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.05 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdco or Merger Sub contained herein or in any document delivered by the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

CIIG Merger Corp.

40 West 57th Street, 29th Floor

New York, NY 10019

Attention: Gavin Cuneo; Peter Cuneo; Michael Minnick

Email: gavin@cuneoco.com; peter@cuneoco.com; mm@iigholdings.com with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1 Bryant Park

New York, NY 10036

Attention: Ackneil M. Muldrow III; Alice Hsu

Email: tmuldrow@akingump.com; ahsu@akingump.com

if to the Company, Holdco or Merger Sub:

Arrival S.à r.l.

1, rue Peternelchen

L-2370 Howald

Luxembourg

Attention: Daniel Chin

Email: chin@arrival.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

SECTION 11.02 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, except that (a) this Article XI shall survive the Merger Effective Time and (b) this Section 11.02 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.10.

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Grandy Duchy of Luxembourg, including the provisions relating to the Exchanges and the Exchange Agreements. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIIG MERGER CORP.

By	/s/ Michael Minnick
Name:	Michael Minnick
Title:	Chief Investment Officer

ARRIVAL S.À R.L.

By	/s/ Gilles Dusemon
Name:	Gilles Dusemon
Title:	Manager

By	/s/ Csaba Horvath
Name:	Csaba Horvath
Title:	Manager

ARRIVAL GROUP

By	/s/ Gilles Dusemon
Name:	Gilles Dusemon
Title:	Director

By	/s/ Csaba Horvath
Name:	Csaba Horvath
Title:	Director

ARSNL MERGER SUB INC.

By	/s/ Avinash Rugoobur
Name:	Avinash Rugoobur
Title:	President

[Signature Page to Business Combination Agreement]

Schedule A

Company Knowledge Parties

1.	Denis Sverdlov
2.	Avinash Rugoobur
3.	Mike Ableson
4.	Tim Holbrow
5.	Daniel Chin

Exhibit A

Registration Rights and Lock-Up Agreement

EXHIBIT A

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of              2021, is made and entered into by and among Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”), and the undersigned parties listed on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of November __, 2020 (the “BCA”), by and among the Company, CIIG Merger Corp., a Delaware corporation (“CIIG”), Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Arrival”) and ARSNL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, on or about the date hereof, Merger Sub will merge with and into CIIG (with CIIG being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for CIIG’s shareholders receiving ordinary shares of the Company (the “Ordinary Shares”);

WHEREAS, the Company is a party to those certain Contribution and Exchange Agreements, dated as of November __, 2020 by and among the Company, Arrival and each of the Holders (the “Contribution and Exchange Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, the Holders (the “New Holders”) contributed their shares of Arrival to the Company in exchange for Ordinary Shares, with Arrival becoming a wholly-owned subsidiary of the Company following the consummation of such exchanges;

WHEREAS, CIIG and CIIG Management LLC (the “Founder”) are parties to that certain Registration Rights Agreement, dated as of December 12, 2019 (the “Prior Agreement”), which Prior Agreement will terminate with respect to the Founder and the other parties thereto upon execution of this Agreement.

WHEREAS, the Founder is acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA, including the private placement warrants of CIIG) on or about the date hereof pursuant to the BCA.

WHEREAS, each of Blackrock Credit Alpha Master Fund, L.P. and HC NCBR Fund is a holder of the shares of Class B common stock of CIIG (each a “Class B Holder”) and are acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA, including the private placement warrants of CIIG) on or about the date hereof pursuant to the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA and the Contribution and Exchange Agreements, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Ordinary Shares (or securities convertible or exchangeable for share of Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

“Agreement” shall have the meaning given in the Preamble.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“BCA” shall have the meaning given in the Recitals hereto.

“Change in Control” means the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Contribution and Exchange Agreements” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1  Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder” shall have the meaning given in the Recitals.

“Founder Lock-Up Period” shall have the meaning given in subsection 5.1.2.

“Holders” shall have the meaning given in the Preamble.

“Kinetik Lock-Up Period” shall have the meaning given in Section 5.1.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Recitals.

“New Holders Lock-Up Period” shall have the meaning given in Section 5.1.1.

“Ordinary Shares” means the ordinary shares of the Company.

“Permitted Transferees” shall mean a person or entity to whom the Founder, the Class B Holder and the New Holders are permitted to Transfer such Registrable Securities prior to the New Holders Lock-up Period, Kinetik Lock-Up Period or the Founder Lock-up Period, as applicable, pursuant to Section 5.2 of this Agreement and any other applicable agreement between the Holders and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any Ordinary Shares issued to a Holder pursuant to the terms of the BCA (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA), and (b) any other equity security of the Company issued or issuable with respect to any such Ordinary Share referred to in the foregoing clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Subscription Agreements” shall mean those certain subscription agreements dated November __, 2020 by and between the Company, CIIG and certain subscribers to purchase shares of Class A common stock, par value $0.0001 per share, of CIIG.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than ninety (90) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use its best efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to the foregoing clause (a) or (b), as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) days after receipt of any Shelf Take

Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, at any time and from time to time on or after the Closing Date, each of (a) the Founder (the “Founder Demanding Holder”), and (b) at least a majority in interest of the then-outstanding number of Registrable Securities held by the New Holders (the “New Demanding Holders,” together with the Founder Demanding Holders, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on (i) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (ii) if available, Form F-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (1) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Founder and (2) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten offering initiated by the New Holders, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell for its own account and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to Section 2.3 and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable

Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company shareholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (a) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Unwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least three (3) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering. Notwithstanding any other provision of this Agreement, in the event of a Block Trade in connection with the sale of Registrable Securities by a pledgee upon foreclosure of the Registrable Securities that were pledged as collateral for a loan, the Company shall not include any other Holders’ Registrable Securities on the Registration Statement or Prospectus with respect to such Block Trade.

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 filed pursuant to this Section 2 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to holders other than the Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form F-1 or subsequent Registration Statement on Form F-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

In the case of a Form F-1 Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form F-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its best efforts to file a Form F-3 Shelf as promptly as practicable to replace the applicable Form F-1 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.7. Waiver. Notwithstanding anything in this Agreement to the contrary, unless the Company is notified in writing to the contrary by the Class B Holder, (A) each Class B Holder hereby waives any and all rights (i) to receive notice of a Demand Registration relating to any Underwritten Offering as provided for in this Section 2 or (ii) to participate in any such Underwritten Offering, and (B) the Company hereby agrees not to notify any Class B Holder of any Underwritten Offering or provide any Class B Holder with any information relating thereto.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1 the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;

3.5.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.3 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Ordinary Shares held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, shareholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, shareholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

ARTICLE V

LOCK-UP

5.1 Transfer Restrictions.

5.1.1 Except as permitted by Section 5.2, (i) the New Holders shall not Transfer any Ordinary Shares beneficially owned or owned of record by the such Holder until the earlier of (A) the date that is 180 days from the date hereof, which, for the avoidance of doubt, shall not be a date prior to the consummation of CIIG’s initial business combination, (B) the last consecutive trading day where the sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof and (C) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property (the “New Holders Lock-up Period”) and (ii) except as provided in Section 5.1.1(i)(C), until December 31, 2022, Kinetik S.a.r.l. shall maintain beneficial ownership of at least 50% of the outstanding voting securities of the Company (the “Kinetik Lock-Up Period”). For the avoidance of doubt, the New Holders Lock-up Period and Kinetik Lock-Up Period shall not apply to (i) any Ordinary Shares that were previously shares of Class A common stock of CIIG, (ii) any Ordinary shares underlying the warrants of CIIG or Holdco, or (iii) any Ordinary Shares acquired in the open market.

5.1.2 Except as permitted by Section 5.2, the Founder and the Class B Holder shall not Transfer any Ordinary Shares, which were previously shares of Class B common stock of CIIG, beneficially owned or owned of record by the Founder or the Class B Holder, as applicable, until the earliest of: (i) the date that is one (1) year from the date hereof, (ii) the last consecutive trading day where the sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof, or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property (the “Founder Lock-up Period”). For the avoidance of doubt, the Founder Lock-Up Period only applies to such Ordinary Shares which were previously the 6,468,750 shares of Class B common stock of CIIG, and does not apply to (i) any Ordinary Shares underlying any of the 7,175,000 private placement warrants issued to the Founder and Class B Holders, (ii) any Ordinary Shares that were previously shares of Class A common stock of CIIG, (iii) any Ordinary shares underlying the public warrants of CIIG, (iv) any Ordinary Shares acquired through a PIPE transaction or (v) any Ordinary Shares acquired in the open market.

5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to Ordinary Shares acquired by the undersigned in open market transactions;

5.2.2 Transfers of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares as a bona fide gift or gifts, or to a charitable organization;

5.2.3 Transfers of Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 if the undersigned is an individual, Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of Ordinary Shares by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions of Ordinary Shares to its partners, limited liability company members, equity holders or shareholders of the undersigned;

5.2.7 Transfers (i) to the Company or the Company’s officers, directors or their affiliates and (ii) to the officers, directors or affiliates of the undersigned;

5.2.8 in the case of the Class B Holders, to the Class B Holders’ affiliates, or any investment fund or other entity controlled or managed by Class B Holders, or to any investment manager or investment advisor of the Class B Holders or an affiliate of any such investment manager or investment advisor;

5.2.9 bona fide pledges of Ordinary Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder, provided that the aggregate number of Ordinary Shares that can be pledged by any Holder cannot exceed 25% of the total Ordinary Shares beneficially owned by such Holder; provided, further, that any Holder who is subject to any pre-clearance and trading policies of the Company must also comply with any additional restrictions on the pledging of Ordinary Shares imposed on such Holder by the Company’s policies.

5.2.10 pursuant to a bona fide third-party tender offer, merger, share sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Ordinary Shares subject to this Agreement shall remain subject to this Agreement;

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares during the Founder Lock-up Period, New Holders Lock-up Period and Kinetik Lock-Up Period, as applicable; and

provided, that in the case of any Transfer or distribution pursuant to subsections 5.2.2 through 5.2.8, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1, rue Petemelchen, L-2370 Howald, Luxembourg, Attention: Daniel Chin, chin@arrival.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Founder Lock-up Period, New Holders Lock-up Period or Kinetik Lock-Up Period, as applicable, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except as permitted in Section 5.2 of this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.7 Term. This Agreement shall terminate upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Arrival Group

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

FOUNDER:

CIIG MANAGEMENT LLC

By:
	Name:	Gavin Cuneo
	Title:	Managing Member

[Signature Page to Registration Rights Agreement]

CLASS B HOLDERS :

Blackrock Credit Alpha Master Fund, L.P.

By:
Name:
Title:

HC NCBR Fund

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:

By:
Name: Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name: Title:

[Signature Page to Registration Rights Agreement]

Exhibit B

Amended and Restated Holdco Organizational Documents

Arrival Group

CHAPTER I. FORM, NAME, REGISTERED OFFICE, PURPOSE, DURATION

Article 1. Form, Name

A société anonyme (the “Company”) is governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the “Laws”) and by these articles of association (the “Articles of Association”).

The Company exists under the name of “Arrival”.

Article 2. Registered Office

The Company will have its registered office in the municipality of Hesperange.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors shall arrange that the Articles of Association are amended to reflect such transfer.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Board of Directors.

In the event that, in the view of the Board of Directors, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with this office or between this office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. These temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. These temporary measures will be taken and notified to any interested parties by the Board of Directors.

Article 3. Purpose

The purpose of the Company is the acquisition, holding and disposal of interests in any form whatsoever in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form, or grant guarantees or security in any other kind or form, for the benefit of the companies and undertakings forming part of the group of which the Company is a member.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purpose.

Article 4. Duration

The Company is formed for an unlimited duration.

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CHAPTER II. CAPITAL, SHARES

Article 5. Share Capital

The share capital of the Company is set at [_____] (EUR [_____].-) divided into [_____] ([_____]) shares, with a nominal value of ten euro cents (EUR 0.10) each (any share in the Company, a “Share”).

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price for any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 6. Authorised Capital – Free Shares

The authorised capital of the Company (including the issued share capital) is set at two hundred seventy million euro (EUR 270,000,000) divided into two billion seven hundred million (2,700,000,000) Shares with a nominal value of ten euro cents (EUR 0.10) each.

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner for any reason whatsoever including (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons:

(a)	employees of the Company or certain categories amongst those;

(b)	employees of companies or economic interest grouping in which the Company holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights;

(c)

employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company;

(d)	members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those.

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The above authorisations are valid for a period ending five (5) years after the date of the deed of incorporation of the Company. The above authorisations may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles of Association. The shares to be issued upon exercise or conversion of any warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments may be issued beyond the initial authorized capital period of five (5) years as long as such instruments were issued within the relevant initial authorized capital period of five (5) years.

Following each increase of the issued share capital in accordance with this article 6, article 5 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 7. Increase and Reduction of Capital – Acquisition of own Shares

The share capital and/or authorised capital of the Company may be increased or reduced by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for the amendment of the Articles of Association.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the statutory preferential subscription rights (“PSRs”) shall be exercised (the “Subscription Period”) and the PSRs shall be freely negotiable during the Subscription Period. If, at the end of the Subscription Period, not all PSRs have been exercised, the PSRs shall immediately lapse and the Board of Directors may decide that any person (including third parties) may participate in the capital increase by subscribing to the shares which have not been subscribed through the exercise of PSRs during the Subscription Period.

Notwithstanding the above, the Board of Directors, within the limit of the authorisation under article 6 or, the General Meeting, voting in compliance with the quorum and majority rules set for any amendment of the Articles of Association may limit or withdraw the PSRs.

The Company may acquire or repurchase Shares.

Article 8. Shares

8.1	Each Share entitles to one (1) vote.

8.2

A shareholder may individually undertake not to exercise, permanently or temporarily, all or part of its voting rights. Such a waiver binds the relevant shareholder and the Company as from its notification to the Company.

8.3	The rights and obligations attached to all Shares shall be identical except to the extent otherwise provided by the Articles of Association or by the Laws.

8.4	The co-owners of Shares must be represented towards the Company by one (1) joint representative, whether appointed amongst them or not.

8.5	The Shares will be in the form of registered shares only.

8.6

A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Ownership of shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 8.8, in such separate register(s).

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8.7

The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares in compliance with the requirements of the jurisdiction applicable to the shares at that time. A transfer to the register kept at the Company’s registered office may always be requested.

8.8

Subject to the provisions of Articles 8.10 and 8.11, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

8.9

The Shares may be held by a holder through a securities settlement system or a Depositary (as this term is defined below). The holder of Shares held in such fungible securities accounts has the same rights and obligations as if such holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

8.10

All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with this Article 8.9 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to this Article 8.10.

8.11

Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company – subject to having received from the Depositary a certificate (or such other document as accepted by the Company) in proper form – will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 8 of the present articles of association. The Board of Directors may determine the formal requirements with which such certificates (or such other document as accepted by the Company) must comply and the exercise of the rights in respect of such shares may in addition be subject to the internal rules and procedures of the securities settlement system.

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8.12

Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, must notify the Company’s Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

Article 9. Transfer of Shares

The Shares are freely transferable in accordance with the provisions of the Law, subject to any contractual restrictions or restrictions on transfer under applicable securities laws of any jurisdiction to which the Shares are subject.

Without prejudice to the conditions for transfer by book entries provided for in Article 8.10 of these Articles of Association, any transfer of Shares will be registered in the register of shares by a declaration of transfer entered into the register of shares, dated and signed by the transferor and the transferee or by their representative(s) as well as in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the register of shares any transfer referred to in any correspondence or other document recording the consent of the transferor and the transferee.

Ownership of a Share carries implicit acceptance of the Articles of Association and of the resolutions validly adopted by the General Meeting.

A transfer of Shares in breach of provisions of the Articles of Association shall be null and void.

Article 10. Incapacity, Death, Suspension of Civil Rights, Bankruptcy or Insolvency of a shareholder

The incapacity, death, suspension of civil rights, bankruptcy, insolvency, liquidation, or any other similar event affecting one or more shareholder(s) does not put the Company into liquidation.

CHAPTER III. BOARD OF DIRECTORS, AUDITORS

Article 11. Board of Directors

The Company shall be managed by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than six (6) members (the “Directors”), who may but do not need to be shareholders of the Company themselves.

If and as long as the Company has only one (1) shareholder, the Board of Directors may comprise one (1) Director only.

Each Director will be appointed by the General Meeting. The General Meeting shall determine the number of Directors. The resolutions of the General Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

The Board of Directors shall qualify the Directors as a class A Director (the “Class A Director”), a class B Director (the “Class B Director”) or a class C Director (the “Class C Director”), with the number of Directors in each class to be divided as nearly equal as reasonably possible.

The mandate of the first appointed Class A Directors will terminate at the annual general meeting of shareholders of the Company approving the annual accounts for the financial year ended in 2021.

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The mandate of the first appointed Class B Directors will terminate at the annual general meeting of shareholders of the Company approving the annual accounts for the financial year ended in 2022.

The mandate of the first appointed Class C Directors will terminate at the annual general meeting of shareholders of the Company approving the annual accounts for the financial year ended in 2023.

The duration of the mandate of any Directors subsequently appointed shall be determined (i) so as not to exceed the date of the annual general meeting of shareholders of the Company approving the annual accounts of the 3rd financial year following their appointment and (ii) so as to ensure that the mandate of all the Directors of the same class end on the same date and that a different full class of Directors be fully renewed at each annual general meeting of shareholders of the Company.

Each Director is eligible for re-appointment for successive terms and may be removed at any time, with or without cause by a resolution of the General Meeting.

In the event of a vacancy on the Board of Directors, the remaining Directors may elect by co-optation a new Director to fill such vacancy until the next General Meeting, which shall ratify such co-optation or elect a new Director instead.

Article 12. Powers of the Board of Directors

The Board of Directors is vested with the broadest powers to perform all acts necessary or useful to accomplish the Company’s purpose.

All powers not expressly reserved by the Articles of Association or by the Laws to the General Meeting or to the Auditor(s) (as defined below) shall be within the competence of the Board of Directors.

Article 13. Delegation of Powers - Representation of the Company

The Board of Directors may delegate the daily management of the Company and the representation of the Company for that daily management to one or more persons or committees of its choice.

The Board of Directors may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors. The Board of Directors shall be in charge of the supervision of the activities of the committee(s).

The Board of Directors may also grant other special powers of attorney or entrust permanent or temporary tasks to one or more persons of its choice. Such persons shall exercise the tasks entrusted to them under the supervision of the Board of Directors.

The remuneration and other benefits granted to the person(s) to whom the daily management has been delegated must be reported annually by the Board of Directors to the General Meeting.

The Company will be bound towards third parties by the individual signature of the sole Director or by the joint signatures of any three (3) Directors.

The Company will further be bound towards third parties by the joint signatures or single signature of any person(s) to whom the daily management of the Company has been delegated, for that daily management, or by the joint signatures or sole signature of any person(s) to whom any special power of attorney has been granted, but only within the limits of that special power of attorney.

Article 14. Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”).

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The Board of Directors will meet upon call by the Chairperson or by any Director in accordance with the provisions of this article 14.

The Chairperson will preside over all meetings of the Board of Directors, except that in the absence of the Chairperson, the Board of Directors may appoint another Director as chairperson for the relevant meeting by a majority of the votes of the Directors present or represented at such meeting.

Except in case of urgency or with the prior consent of all those entitled to attend, which consent shall be recorded in the minutes of the meeting at least forty-eight (48) hours’ written notice of meetings of the Board of Directors shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting, as well as the agenda and the nature of the business to be resolved upon. The notice may be waived by properly documented consent of each Director which consent shall be recorded in the minutes of the meeting. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

The meetings of the Board of Directors shall be held in Luxembourg or at such other place as the Board of Directors may from time to time determine.

Any Director may be represented at any meeting of the Board of Directors by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Director as his proxy. Any Director may represent one or more Directors.

The quorum for a valid meeting of the Board of Directors shall be the presence or the representation of at least half (1/2) of the Directors.

When the rules of a foreign stock exchange require that, at least once a year, only independent directors of the Company may hold a meeting of the Board of Directors, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at such meeting. The independent directors may appoint a chairman pro tempore at such meetings.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

Directors may participate in a meeting by conference call, videoconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other on a continuous basis. A meeting held using such means of communication is deemed to have taken place at the Company’s registered office.

A written resolution, signed by all the Directors and transmitted by any means of communication allowing for the transmission of a written text, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a resolution may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors. A written resolution passed in this way is deemed to have been taken at the Company’s registered office.

Article 15. Resolutions of the Board of Directors

The resolutions of the Board of Directors shall be recorded in writing.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson or the chairperson of the meeting or by any three (3) Directors.

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Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Director or by any three (3) Directors acting jointly.

In case of a sole Director, resolutions shall be documented in writing and signed by the sole Director.

Article 16. Management Fees and Expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17. Conflicts of Interest

If any Director has or may have a direct or indirect financial interest in any transaction which requires the approval of the Board of Director(s), that Director shall disclose that interest to the Board of Directors and shall not take part of any deliberation or vote on any such transaction.

Such transaction and such Director’s interest shall be disclosed in a special report to the next General Meeting before any resolution is passed.

In case of a sole Director, record is kept in writing of the transactions where the sole Director has such direct or indirect financial interest.

Where, due to a conflict of interests, the number of Directors required to be present or represented for a valid quorum is not reached, the Board of Directors may defer the decision to the General Meeting.

The foregoing paragraphs do not apply if the relevant transaction falls within the ordinary course of business of the Company and is entered into at arm’s length under market conditions.

No transaction between the Company and any other party shall be affected or invalidated by the mere fact that a Director (or any one of its directors, managers, officers or employees) is a director, manager, associate, member, shareholder, officer or employee of that other party. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

The provisions of this article apply mutatis mutandis to the persons to whom the Board of Directors has delegated the daily management of the Company, except that in case the Board of Directors has delegated the daily management of the Company to a single person, the decision shall be deferred to the Board of Directors.

Article 18. Directors’ Liability; Indemnification

Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in below and mandatory provisions of law, every person who is, or has been, a Director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

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No indemnification shall be provided to any Director, officer or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 19. Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 20. Auditors

The auditing of the Company may be entrusted to one or several auditors (commissaires) (the “Auditors”).

When so required by the Laws, the auditing of the Company must be entrusted to one or several approved statutory auditors (réviseurs d’entreprises agréés) (“Réviseurs”). When a Réviseur is appointed, no Auditor needs to be appointed.

The Auditors or Réviseurs, if any, will be appointed by the General Meeting, which will determine the number of Auditors or Réviseurs and the duration of their mandate. Each of them is eligible for re-appointment. Unless otherwise provided by the Laws, they may be removed at any time, with or without cause, by a resolution of the General Meeting.

CHAPTER IV. GENERAL MEETING

Article 21. Powers of the General Meeting

The general meeting of shareholders (the “General Meeting”) shall have such powers as are vested in it pursuant to the Articles of Association and the Laws.

Article 22. Annual General Meeting

An annual General Meeting shall be held in the Grand Duchy of Luxembourg within six (6) months of the end of the preceding financial year, except for the first annual General Meeting which may be held within eighteen (18) months from incorporation.

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Article 23. Other General Meetings

The Board of Directors or the Auditor(s) (if any) may convene General Meetings (in addition to the annual General Meeting). Such meetings must be convened if shareholders representing at least ten per cent (10%) of the Company’s share capital so require.

General Meetings, including the annual General Meeting, will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Board of Directors, circumstances of force majeure so require.

Article 24. Notice of General Meetings

The shareholders shall meet in a General Meeting upon issuance of a convening notice in accordance with the Laws which shall specify the time and the place of the General Meeting as well as the agenda and the nature of the business to be resolved upon at the relevant General Meeting. The agenda for a General Meeting shall also describe any proposed changes to the Articles of Association and, if applicable, set out the text of those changes affecting the purpose or form of the Company. If the Shares are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

If the Shares are listed on a foreign stock exchange, all shareholders of the Company (for the avoidance of doubt, including any registered shareholder, any Depositary and, without prejudice to any requirements as set out in any other provision of these Articles of Association, any Holder) are entitled to be admitted to any General Meeting, provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to such meeting, which may not be less than five (5) calendar days before the date of such meeting (the “Record Date”).

Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the General Meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than five (5) calendar days before the General Meeting.

Article 25. Attendance - Representation

Each shareholder is entitled to attend and speak at any General Meeting.

A shareholder may be represented at any General Meeting by another person (who does not need to be a shareholder) appointed in writing (transmitted by any means of communication allowing for the transmission of a written text) as a proxyholder by the shareholder. A proxyholder may represent more than one (1) shareholder.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting. A General Meeting held in this way is deemed to have taken place at the Company’s registered office.

Article 26. Proceedings

Any General Meeting shall be presided over by the Chairperson or, in the absence of the Chairperson, by a person designated by the Board of Directors or, in the absence of such designation, by a resolution of the General Meeting.

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The chairperson of the General Meeting shall appoint a secretary.

By resolution of the General Meeting one (1) scrutineer shall be appointed from the persons attending the General Meeting.

The chairperson, the secretary and the scrutineer together form the board of the relevant General Meeting.

In connection with each General Meeting, the Board of Directors is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board of Directors deems appropriate.

Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the General Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

(a)	determining the order of business for the meeting;

(b)	rules and procedures for maintaining order at the meeting and the safety of those present;

(c)

limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants.

Article 27. Adjournment

Without limiting the generality of article 26 and irrespective of the agenda, the Board of Directors may adjourn any General Meeting in accordance with the formalities and time limits stipulated for by the Law.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 28. Voting at General Meetings

An attendance list indicating the name of each shareholder and the number of Shares for which he votes is signed by or on behalf of each shareholder present or represented by proxy, prior to the start of the General Meeting.

The Board of Directors may in its sole discretion authorize each shareholder to vote at a General Meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the Board of Directors, the shareholders may only use voting forms provided by the Company which contain at least the date, place and time of the meeting, the agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favor thereof, against, or abstain from voting by ticking the appropriate box. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorized such voting method for a given General Meeting.

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Voting forms which, for a proposed resolution, do not show (i) a vote in favor of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorized to receive such voting forms. The Company shall only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorized to receive such proxies. The Company shall only take into account proxies received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the proxies.

A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a General Meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than three (3) business days prior to the date of such general meeting. If such holder of shares votes by means of a proxy, article 28 of these Articles of Association shall apply.

Resolutions the adoption of which is not subject to the quorum and the majority requirements for an amendment of the Articles of Association, shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes cast.

For resolutions the adoption of which is subject to the quorum and majority requirements for an amendment of the Articles of Association, the quorum shall be at least one half (1/2) of all the Shares issued and outstanding and the resolutions shall be adopted by a two thirds (2/3rds) majority of the votes cast. If the said quorum is not reached at a first meeting, a second meeting may be convened and resolutions shall be adopted, irrespective of the number of Shares represented, by a two thirds (2/3rds) majority of the votes cast.

Article 29. Minutes

The minutes of a General Meeting shall be signed by the members of the board of that General Meeting and may be signed by or on behalf of any shareholders, who so request.

CHAPTER V. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 30. Financial Year

The Company’s financial year begins on the first day of January and ends on the last day of December of each calendar year.

Article 31. Adoption of Financial Statements

After the end of each financial year, the Board of Directors draws up the annual financials statements of the Company in accordance with the Laws.

The annual statutory and/or consolidated financial statements are submitted to the General Meeting for approval.

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Each shareholder or his representative may also peruse the financial statements of the Company at the registered office of the Company.

Article 32. Distribution of Profits

From the annual net profits of the Company, at least five per cent (5%) shall each year be allocated to the reserve required by Laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to ten per cent (10%) of the amount of the share capital of the Company.

The General Meeting shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve in accordance with the previous paragraph, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each Share entitling to the same proportion in such distributions.

Subject to the provisions of the Laws and in compliance with the provisions in the previous two paragraphs, the Board of Directors may resolve that the Company pays out an interim dividend to the shareholders. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and the Articles of Association.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

The Company may be dissolved by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for any amendment of the Articles of Association.

Should the Company be dissolved, the liquidation will be carried out by the Board of Directors or such other person(s) (who may be physical persons or legal entities) appointed by the General Meeting. The General Meeting shall also determine the powers and the compensation (if any) of those other person(s).

After settlement of all the debts and liabilities of the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) in compliance with the same preference as set out for dividend distributions.

In case the Company has only one (1) shareholder, it may also be dissolved without liquidation in accordance with article 1865bis of the Luxembourg Civil Code.

CHAPTER VII. APPLICABLE LAW

Article 34. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the Laws.”

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Exhibit C

Directors and Officers of Holdco and Company and the Surviving Corporation

Company Directors [to be determined by the Company]	Company Officers [to be determined by the Company]

Holdco Directors

1.  [to be nominated by the Company]

2.  [to be nominated by the Company]

3.  [to be nominated by the Company]

4.  [to be nominated by the Company]

5.  Gilles Dusemon

6.  Thomas Schemera (to be appointed to the same class of directors as the initial director nominated by SPAC (the “SPAC Nominee”) is appointed or to another class of directors whose term will terminate at an annual general meeting of shareholders of the Company subsequent in time to the expiration of the term of the SPAC Nominee)

7.  Peter Cuneo

Holdco Officers [to be the current management of the Company]

Surviving Corporation Directors [to be determined by the Company]	Surviving Corporation Officers [to be determined by the Company]

Exhibit D

Form of Nomination Agreement

NOMINATION AGREEMENT

This NOMINATION AGREEMENT, dated as of ________________, 2021 (this “Agreement”), is entered into by and among Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B248209 (the “Company”), and Kinetik S.à r.l. a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B191311 (the “Shareholder”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated as of November ___, 2020, by and among the Company, CIIG Merger Corp., a Delaware corporation (“CIIG”), Arrival S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B200789 (“Arrival”), and ARSNL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into CIIG (with CIIG being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for CIIG’s shareholders receiving ordinary shares of the Company (the “Ordinary Shares”);

WHEREAS, in its capacity as the holder of a majority of the outstanding equity interests of Arrival prior to the consummation of the Transactions, the Shareholder desires that, after giving effect to the Transactions, it will have representation on the board of directors of the Company (the “Board”) so as to create value for equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Shareholder and the Company agree to restrict the director nomination rights with respect to the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Articles” means the articles of association of the Company, as in effect as of the date hereof, as amended, restated, altered, or amended and restated from time to time.

“Director” means a director serving on the Board.

“General Meeting” has the meaning ascribed to such term in the Articles.

“Governmental Authority” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange), whether domestic or foreign.

“Independent Director” means a director who complies with the independence requirements for directors with respect to the Company (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee or compensation committee of the Board) for companies listed on the securities exchange on which the Ordinary Shares are listed.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

“Ordinary Shares” shall mean the ordinary shares of the Company.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Shareholder Director” has the meaning ascribed to such term in Section 2.1(b).

ARTICLE II

NOMINATION AGREEMENTS PRIOR TO NOMINATION TERMINATION TIME

Section 2.1 Board Nomination Rights.

(a) Board Composition. The size of the Board shall be such number as approved by the shareholders of the Company at a General Meeting.

(b) Shareholder Nominees. In connection with any General Meeting at which Directors are to be elected, or any adjournment or postponement thereof, the Shareholder shall have the right to propose for appointment a number of Directors that equals a majority of the Board (each such Director proposed for appointment by the Shareholder, a “Shareholder Director”). At least one-half of the Shareholder Directors must qualify as Independent Directors, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors to qualify as Independent Directors, provided that the Shareholder shall not be required to nominate any additional Independent Directors unless and until all of the Directors, other than the Shareholder Directors, qualify as Independent Directors.

(i) For so long as the Directors on the Board are divided into three classes, the Board will use reasonable efforts to apportion the Shareholder Directors among such classes so as to maintain the number of Shareholder Directors in each class as nearly equal as possible.

(ii) For so long as the Company maintains an Audit Committee, Compensation Committee or Nominating Committee, such committees shall each include at least one Shareholder Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the Securities Exchange Commission and within the context of the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed).

(c) Death; Retirement; Resignation; Removal; Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Shareholder Director pursuant to this Section 2.1, then the Shareholder shall, to the fullest extent permitted by applicable Law, have the right to propose an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Director’s term, and the Company shall take all action to cause such Shareholder Director to be appointed to the Board.

(d) Additional Nomination Procedures.

(i) In connection with any General Meeting at which Directors are to be elected, the Company shall treat any Shareholder Director previously proposed for appointment in accordance with Section 2.1(b) and who is then in office as a Shareholder Director unless and until the Company receives contrary notice from the Shareholder. With respect to any person that will be proposed for appointment as a Shareholder Director for the first time at any General Meeting by the Shareholder, Shareholder shall propose such Shareholder Director for appointment by delivering to the Company a written statement at least 90 days prior to the one-year anniversary of the preceding annual General Meeting that (A) informs the Company of such Shareholder Director’s nomination and (B) sets forth such Shareholder Director’s name, business address, telephone number, and e-mail address. The Company may require any Shareholder Director to (i) provide the Company with a completed and executed copy of the Company’s standard director questionnaire applicable to all other Directors; (ii) provide the Company with the Shareholder Director’s written consent to a customary background check, which consent shall be provided promptly after the Shareholder Director is nominated to the Board; (iii) complete a reasonably satisfactory interview with the Nominating Committee (or similarly designated committee) and Board, which shall be completed as promptly as practicable following receipt of a completed director questionnaire; and (iv) provide such other information as the Company may reasonably request, including information that the Company is required to disclose with respect to such Shareholder Director pursuant to applicable Law or the rules of any securities exchange on which the Ordinary Shares are listed.

(ii) The Nominating Committee shall evaluate each Shareholder Director and determine whether such candidate satisfies the qualifications contemplated by Section 2.1(d) (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Nominating Committee so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Nominating Committee after consultation with legal counsel), the Nominating Committee shall recommend such Shareholder Director to the Board for inclusion in the slate of directors that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected.

(iii) In the event the Board or the Nominating Committee declines, in good faith, to approve any Shareholder Director, the Shareholder may propose a new nominee in accordance with the approval process described in this Section 2.1(d) until a nominee is approved in accordance with this Section. If the Company identifies any reason under applicable Law why a person proposed for appointment as a Director pursuant to Section 2.1(b) cannot be seated as a Director, then (x) the Company shall promptly notify the Shareholder of that fact and (y) the Company and the Shareholder shall cooperate in good faith to eliminate such impediment or the Shareholder shall identify another nominee in accordance with this Section 2.1.

Section 2.2 At any time the Shareholder or its Affiliates, in the aggregate, beneficially own at least 50% of the outstanding Ordinary Shares, the Shareholder agrees that it shall (and shall cause its respective Affiliates to) not take any action to attempt to remove any Director, other than a Shareholder Director, without cause.

Section 2.3 Assurances.

(a) The Shareholder agrees that it shall (and shall cause its respective Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Shareholder further agrees that it shall to the maximum extent permitted by law:

(i) cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder holds proxies or powers of attorney, as the case may be, and take all other actions necessary to: (1) give effect to the provisions of this Agreement; (2) ensure that the Articles facilitate and do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement; and (3) ensure that the initial Board is comprised of the individuals set forth on Exhibit C of the Business Combination Agreement;

(ii) cause to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder holds proxies or powers of attorney, as the case may be, and take all actions to oppose (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including removing or supporting the removal of any Director) and (2) any shareholder proposal to amend, modify or supplement Article 11 of the Articles, or to amend, modify or supplement the Articles that would otherwise act as an amendment, modification or supplement to Article 11 of the Articles that is not supported by the Board; and

(iii) not (1) solicit proxies or become a participant in any solicitation of proxies, or (2) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement.

(b) The Company agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company further agrees that it shall to the maximum extent permitted by law:

(i) take all actions necessary to: (1) give effect to the provisions of this Agreement (including (x) nominating each Shareholder Director as part of the slate that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected, (y) supporting the election of such Shareholder Director in a manner substantially similar to the support it provides to any other individual standing for election as a Director as part of the Company’s slate of directors) and (2) submit proposals to the General Meeting of any other amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii) take all actions to oppose: (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) removing or supporting the removal of any Shareholder Director (except at the direction of the Shareholder) or (y) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors to be elected at any General Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Shareholder set forth in this Article II), and (2) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Shareholder set forth in this Article II).

ARTICLE III

TERMINATION

Section 3.1 Termination. Notwithstanding anything in this Agreement to the contrary, unless earlier terminated by the mutual agreement of the Company and the Shareholder, this Agreement shall automatically terminate upon the date on which the Shareholder or its Affiliates cease to beneficially own, in the aggregate, 30% of the outstanding Ordinary Shares. Upon such termination, the Shareholder shall not have or owe any of the rights or obligations set forth therein (including, for the avoidance of doubt, the rights set forth in Article II). No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 [Reserved].

Section 4.2 [Reserved].

Section 4.3 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1, rue Peternelchen, L-2370 Howald, Luxembourg, Attention: Daniel Chin, chin@arrival.com, and, if to the Shareholder, to: ___________________________, Attention: __________________. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.3.

Section 4.4 Recapitalization. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of the Company and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new Nomination Agreement with the Shareholder on terms substantially the same as this Agreement as a condition of any such transaction.

Section 4.5 Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and the Shareholder.

Section 4.6 Successors and Assigns. The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of the Company; provided, further, that such assignee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the assigning Shareholder and the Company mutually determine are necessary or desirable to make such Person a party hereto), whereupon such Person will be treated as the Shareholder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the Shareholder. For the avoidance of doubt, in no event shall the transfer of Ordinary Shares by the Shareholder or its Affiliates be deemed an assignment of the rights and obligations as contemplated by the preceding sentence.

Section 4.7 Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 4.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 4.9 Governing Law; Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law. The Company and the Shareholder irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 4.10 Immunity Waiver. The Company hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

Section 4.11 Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof. Any prior agreements or understandings among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.12 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ARRIVAL GROUP

By:
Name:
Title:

SHAREHOLDER

KINETIK S.À R.L.

By:
Name:
Title:

Exhibit E

SPAC Warrant Amendment

EXHIBIT E

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of             , 2021, by and among CIIG Merger Corp., a Delaware corporation (the “Company”), Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 12, 2019, and filed with the United States Securities and Exchange Commission on December 17, 2019 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 7,175,000 warrants to the Sponsor and the Anchor Investor (collectively, the “Private Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the full exercise of the underwriters’ over-allotment option), at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 12,937,500 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on November ___, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Holdco, ARSNL Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdco (“Merger Sub”), and Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B200789 (the “Target”);

WHEREAS, Holdco, the Target and each of the Target’s shareholders (the “Target Shareholders”) have entered into those certain individual Contribution and Exchange Agreements, each dated as of November ____, 2020 (collectively, the “Exchange Agreements”), pursuant to which the Target Shareholders will contribute their respective shares in Target to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) to be subscribed for by such Target Shareholders and the Target, upon the consummation of the Exchanges (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Exchange Agreements, will become a wholly-owned subsidiary of Holdco;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of such Merger, all shares of the Common Stock (other than Excluded Shares (as defined in the Business Combination Agreement)) outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with Holdco for the right to receive Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “CIIG Merger Corp., a Delaware corporation” and replacing it with “Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than the Company.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 12, 2019, CIIG Merger Corp. (“CIIG”) entered into that certain Private Placement Warrants Purchase Agreement with CIIG Management LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,416,667 warrants (or up to 5,979,167 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Sponsor Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (as defined below); and

WHEREAS, on November 22, 2019, CIIG entered into those certain subscription agreements (together, the “Anchor Subscription Agreement”) with certain funds and accounts managed by subsidiaries of BlackRock, Inc. (together, the “Anchor Investor”), pursuant to which the Anchor Investor agreed to purchase an aggregate of 1,083,333 warrants (or 1,195,833 warrants if the Over-allotment Option is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Anchor Private Placement Warrants” and, together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, CIIG consummated an initial public offering (the “Offering”) of units of CIIG’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered up to 11,250,00 warrants (including up to 12,937,500 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “CIIG Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of CIIG, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable; and

WHEREAS, CIIG has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-235158 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, CIIG, the Company, and ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Business Combination Agreement, dated as of November [    ], 2020 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into CIIG with CIIG surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on [    ], 2021, pursuant to the terms of the Business Combination Agreement, the Company, CIIG and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which CIIG assigned its rights and obligations under this Agreement to the Company and the Company assumed CIIG’s right and obligations under this Agreement from CIIG; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding CIIG Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with a nominal value of EUR 0.10 per share and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Post-IPO Warrants and Working Capital Warrants.

2.5.1. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.5.2 Section 2.8 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post-IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.7 Notices.

2.7.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Arrival Group

1, rue Peternelchen

L-2370 Howald

Luxembourg

Attention: Daniel Chin

Email: chin@arrival.com

2.7.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, Attn.: Stuart Neuhauser, Esq., Fax No.: (212) 370-1300 and Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, Attn: Joel L. Rubinstein, Email: jrubinstein@winston.com to be replaced with the following:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

2.8 Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.9 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Exchanges (as defined in the Business Combination Agreement) and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

CIIG MERGER CORP.

By:
Name:
Title:

ARRIVAL GROUP

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

ARRIVAL GROUP

Joint Stock Company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg

CUSIP [__]

Warrant Certificate

This Warrant Certificate certifies that , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Ordinary Shares, EUR 0.10 nominal value per share (“Company Ordinary Shares”), of Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Company Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Company Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of the number of Company Ordinary Shares to be issued to the holder. The number of Company Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Company Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ARRIVAL GROUP

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Company Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of December 12, 2019, as amended by the Assignment, Assumption and Amendment Agreement dated as of                 , 2021 by and among CIIG Merger Corp., a Delaware corporation, the Company and the Warrant Agent (as defined below) (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Company Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Company Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Company Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Company Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Company Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Company Ordinary Shares and herewith tenders payment for such Company Ordinary Shares to the order of Arrival Group (the “Company”) in the amount of $                in accordance with the terms hereof. The undersigned requests that a certificate for such Company Ordinary Shares be registered in the name of , whose address is and that such Company Ordinary Shares be delivered to whose address is . If said number of Company Ordinary Shares is less than all of the Company Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                , whose address is                and that such Warrant Certificate be delivered to                , whose address is                .

In the event that the Warrant has been called for redemption by the Company pursuant to Sections 6.1 or 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Company Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Company Ordinary Shares. If said number of shares is less than all of the Company Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                , whose address is                and that such Warrant Certificate be delivered to                , whose address is                 .

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).